   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996

                                                 REGISTRATION NO. 333-3368
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           INNOVASIVE DEVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

      MASSACHUSETTS                  3842                    04-3132641
                               (PRIMARY STANDARD               (I.R.S.
     (STATE OR OTHER              INDUSTRIAL           EMPLOYERIDENTIFICATION
     JURISDICTION OF          CLASSIFICATION CODE              NUMBER)
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                               ----------------

                              734 FOREST STREET,
                     MARLBOROUGH, MASSACHUSETTS 01752-3032
                                (508) 460-8229
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

 RICHARD D. RANDALL PRESIDENT AND CHIEF EXECUTIVE OFFICER INNOVASIVE DEVICES,
  INC. 734 FOREST STREET MARLBOROUGH, MASSACHUSETTS 01752-3032 (508) 460-8229 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
  ROSLYN G. DAUM, ESQ.CHOATE, HALL &
     STEWARTEXCHANGE PLACE53 STATE       RUFUS C. KING, ESQ.TESTA, HURWITZ &
  STREETBOSTON, MASSACHUSETTS 02109-     THIBEAULT, LLP HIGH STREET TOWER125
          2891(617) 248-5000              HIGH STREETBOSTON, MASSACHUSETTS
                                              02110(617) 248-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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- -------------------------------------------------------------------------------

                            INNOVASIVE DEVICES, INC.

                             CROSS-REFERENCE SHEET
  PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY PART I OF FORM S-1

  REGISTRATION STATEMENT ITEM AND CAPTION    LOCATION OR HEADING IN PROSPECTUS
  ---------------------------------------    ---------------------------------
  1. Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus.................   Outside Front Cover Page
  2. Inside Front and Outside Back Cover
      Pages of Prospectus................   Inside Front and Outside Back Cover
                                             Pages; Additional Information
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges............................   Prospectus Summary; Risk Factors
  4. Use of Proceeds.....................   Use of Proceeds
  5. Determination of Offering Price.....   Outside Front Cover Page;
                                             Underwriting
  6. Dilution............................   Dilution
  7. Selling Security Holders............   Not Applicable
  8. Plan of Distribution................   Outside Front Cover Page;
                                             Underwriting
  9. Description of Securities to be        Capitalization; Description of
      Registered.........................    Capital Stock
 10. Interests of Named Experts and
      Counsel............................   Legal Matters; Experts
 11. Information with Respect to the        Prospectus Summary; Risk Factors;
      Registrant.........................    Use of Proceeds; Dividend Policy;
                                             Dilution; Capitalization; Selected
                                             Financial Data; Management's
                                             Discussion and Analysis of
                                             Financial Condition and Results of
                                             Operations; Business; Management;
                                             Certain Transactions; Principal
                                             Stockholders; Description of
                                             Capital Stock; Shares Eligible for
                                             Future Sale; Financial Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities........................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                               MAY 17, 1996

                                1,900,000 Shares

                                     [LOGO]

                            INNOVASIVE DEVICES, INC.

                                  Common Stock

                                   --------

  All of the shares of Common Stock offered hereby are being sold by Innovasive Devices, Inc. ("Innovasive Devices" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for the factors to be considered in determining the initial offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol IDEA.

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                PRICE   UNDERWRITING   PROCEEDS
                                                  TO   DISCOUNTS AND      TO
                                                PUBLIC COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share.....................................   $          $            $
- --------------------------------------------------------------------------------
Total(3)......................................  $          $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses of the offering estimated at $600,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 285,000 additional shares of Common Stock solely to cover over-
    allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $
       , $     and $    , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
     , 1996.

Alex. Brown & Sons                                            Piper Jaffray Inc.
  INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

A variety of tissue fixation           [Drawing of human figure with blue dots
devices have been developed by         on areas of the body for which the
the Company to perform repairs         Company has developed devices.]
to the knee, shoulder, elbow,*
wrist and ankle.


ROC suture fasteners are               [Drawing of ROC suture fastener embedded
inserted below the                     in bone and attached to tissue lying on
surface of the bone and                top of bone.]
use attached sutures to
hold soft tissue to the
bone.


The ROC XS suture fastener             [Drawing of ROC XS suture fastener
creates a 360 degree "umbrella"        embedded in bone and attached to tissue
effect which is designed to            lying on top of bone.]
provide additional holding
strength in soft bone structures.

- --------

* The Company has not yet applied for regulatory clearance of an application of the Company's products in the elbow, and there can be no assurance that the Company will receive such clearance.

                               ----------------
  ROC(R), Innovasive(R) Devices, ID(TM) and IDeal(TM) are trademarks of the Company. This Prospectus also includes tradenames, trademarks and registered trademarks of companies other than the Company.
                               ----------------
  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Innovasive Devices designs, develops, manufactures and markets proprietary tissue repair systems which facilitate the repair of soft tissue injuries. The Company's tissue repair systems are designed to be used in either open surgical or minimally invasive arthroscopic procedures. Performing tissue repairs arthroscopically offers several benefits, including reduced patient trauma and shorter rehabilitation times, resulting in an expedited return to full physical activity. The Company's initial products consist of the ROC (Radial Osteo Compression) family of suture fasteners and related arthroscopic instruments and are marketed for use in the sports medicine/arthroscopy segment of the orthopedic market. The Company's suture fastener, a bone anchor with an attached suture, is deployed into bone and used to secure soft tissue, such as ligaments and tendons, to the bone. Since the commercial release of the ROC suture fastener in 1994, the Company estimates that more than 4,000 surgeries, using over 12,000 of the Company's suture fasteners, have been performed. Innovasive Devices has received 510(k) clearance or has been exempted by the United States Food and Drug Administration ("FDA") from the 510(k) clearance process on all products that it currently markets.

  The Company competes in the $185 million soft tissue repair segment of the $475 million United States sports medicine/arthroscopic surgery market. The Company believes that the soft tissue to bone repair segment of the market in which it competes has had an average annual growth rate of 35% over the past five years. This growth is being driven primarily by the increasing incidence of soft tissue repairs due to greater participation in physical activity, an aging population and the introduction of less invasive arthroscopic procedures. The Company markets its products and related instruments principally to sports medicine surgeons and orthopedic specialists who treat and repair soft tissues, within and around joints, which have been damaged by traumatic injury or degenerative disease. There are approximately 7,400 surgeons in the United States who consider sports medicine/arthroscopy to be their primary practice. These specialists performed an estimated 1.8 million diagnostic and therapeutic arthroscopic procedures in 1993. The Company estimates that approximately 875,000 arthroscopic procedures could have involved soft tissue repair if the appropriate arthroscopic repair devices and technologies had been available, and that its current products could have been used in approximately 280,000 open and arthroscopic procedures annually.

  The Company's products are based on unique and proprietary technologies which afford them many advantages when compared to the most widely-used metal bone anchors. The unique radial osteo compression method of attachment has allowed the Company to develop a family of suture fasteners which are efficacious in a broad variety of bone densities and sizes. The ROC design allows for placement of suture fasteners in close proximity for precise positioning, which enhances tissue to bone reattachment. ROC suture fasteners require as little as 6mm (approximately 1/4 inch) of depth, as compared to a minimum of 8mm (approximately 1/3 inch) for most competitive bone anchors, making them well-suited for small joint tissue repair. ROC suture fasteners are not forced, hammered or screwed into the bone and therefore are particularly suitable for placement in smaller, more fragile bones. ROC suture fasteners are polymer-based and can be removed and replaced with another ROC suture fastener in the event a revision or a second surgery is required. Based on its existing designs, the Company is developing and currently testing next generation suture fasteners using bioabsorbable composites, which degrade and absorb into surrounding tissue, and collagen-based biomaterial composites, which remodel into surrounding tissue. In addition, the Company is pursuing opportunities to apply its core technologies outside of orthopedics in areas such as uro/gynecology, maxillo-facial trauma repair and plastic surgery.

  The Company's strategy for establishing and maintaining leadership in the minimally invasive soft tissue fixation market consists of the following key elements: (i) focus on the arthroscopic soft tissue repair market; (ii) continue to develop a clinically focused sales organization and leverage clinical relationships; (iii) establish strategic partnerships for development and commercialization of products; and (iv) establish a position of technological leadership and protect its proprietary technologies.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk due to the Company's history of losses; the probability of substantial additional future losses; the uncertainty of future results; the seasonality of its sales; the potential volatility of its stock price; the uncertainty of market acceptance of the Company's products; the Company's limited product line; the rapid technological change in its markets; its reliance on patents and proprietary technology; the uncertainty of additional financing to meet its future capital needs; regulatory risks; its limited manufacturing experience; its reliance on sole or limited sources of supply; its reliance on international distributors; product liability risks; its dependence on Collagen Corporation; risks of intense competition; price pressures resulting from the consolidation of the health care industry; possible limitations on third party reimbursement; risks that it will be unable to manage growth; risks associated with its facility change; its dependence on key personnel; the non-existence of a prior public market for its common stock; the potential adverse impact on its stock price due to shares eligible for future sale; the potential adverse impact on its stock price upon release of locked-up shares; the potential adverse impact of anti-takeover provisions in its charter; the possible issuance of its preferred stock; its concentration of ownership; the management discretion to apply the proceeds of this offering; its lack of dividends and dilution resulting from this offering. For a discussion of these risks, see "Risk Factors" beginning on page 6.

                                  THE OFFERING

Common Stock offered hereby.............  1,900,000 shares
Common Stock to be outstanding after the
 offering (1)...........................  7,259,741 shares
Use of proceeds.........................  To fund research and development, sales and marketing, manufacturing,
                                          possible acquisitions, working capital
                                          and general corporate purposes.
Proposed Nasdaq National Market symbol..  IDEA

- --------
(1) Based on the number of shares of Common Stock outstanding on March 31, 1996. Excludes 679,537 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996, at a weighted average exercise price of $3.30 per share, of which options to purchase 203,467 shares were then exercisable. See "Capitalization" and "Management--Stock Plans."

                                ----------------

  Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Unless otherwise specified, all information in this Prospectus assumes: (i) the filing of amendments to the Company's Second Restated Articles of Organization prior to the effectiveness of this offering effecting a 1-for-2.25 reverse stock split of the Company's Common Stock and creating a class of undesignated Preferred Stock; and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. See "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                THREE MONTHS
                                                                   ENDED
                                  YEARS ENDED DECEMBER 31,       MARCH 31,
                                 ----------------------------  ---------------
                                   1993      1994      1995     1995    1996
                                 --------  --------  --------  ------  -------
                                                                (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
 Net sales...................... $    126  $    244  $  1,234  $  166  $   802
 Cost of sales..................      263       465     1,000     187      338
                                 --------  --------  --------  ------  -------
 Gross profit (loss)............     (137)     (221)      234     (21)     464
 Selling, general and
  administrative expenses.......      914     1,533     2,435     493    1,091
 Research and development
  expenses......................      922     1,172     1,597     331      582
                                 --------  --------  --------  ------  -------
 Loss from operations...........   (1,973)   (2,926)   (3,798)   (845)  (1,209)
 Interest income (expense), net.     (238)       34        64      19       62
                                 --------  --------  --------  ------  -------
 Net loss....................... $ (2,211) $ (2,892) $ (3,734) $ (826) $(1,147)
                                 ========  ========  ========  ======  =======
 Unaudited pro forma net loss
  per share (1).................                     $  (0.76) $(0.17) $ (0.21)
 Shares used in computing
  unaudited pro forma net loss
  per share (1).................                        4,939   4,820    5,457

                                                             MARCH 31, 1996
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(2)
                                                         -------  --------------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
 Current assets......................................... $ 5,861     $26,465
 Working capital........................................   4,629      25,233
 Total assets...........................................   6,487      27,091
 Accumulated deficit.................................... (13,087)    (13,087)
 Total stockholders' equity (deficit)...................  (9,645)     25,860

- --------
(1) Unaudited pro forma net loss per share is determined by dividing the net loss attributable to common stockholders by the weighted average number of Common Stock and Common Stock equivalents outstanding during the period, assuming the conversion of all outstanding shares of Preferred Stock into 3,543,819 shares of Common Stock upon the closing of this offering. See
    Note 6 of Notes to Financial Statements.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin 83, Common Stock equivalents issued at prices below the offering price per share during the twelve months preceding the anticipated public offering of the Company's Common Stock have been included in the unaudited pro forma net loss per share calculation using the treasury stock method and the anticipated offering price of $12.00 per share of Common Stock, as if outstanding since the beginning of each period presented.

(2) Reflects the conversion of all outstanding shares of Preferred Stock into 3,543,819 shares of Common Stock upon the closing of this offering. See
    Note 6 of Notes to Financial Statements. Also gives effect to the sale of 1,900,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the anticipated application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  The following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  History of Losses; Probability of Substantial Additional Future Losses; Uncertainty of Future Results; Seasonality of Sales. The Company has incurred substantial operating losses since its inception and, as of March 31, 1996, had an accumulated deficit of approximately $13.1 million. These losses have resulted principally from expenses associated with research and development efforts, expenses associated with obtaining FDA clearance and the establishment of the Company's sales and marketing organization. The Company expects to generate substantial additional losses for at least the next several years as it continues to expend substantial resources in research and product development, funding of clinical trials in support of obtaining necessary regulatory clearances or approvals and expanding its manufacturing capabilities and marketing and sales activities. Results of operations may fluctuate significantly from quarter to quarter due to the timing of such expenditures, absence of a backlog of orders, timing of the receipt of orders, promotional discounts of the Company's products, timing of regulatory actions, introduction of new products by competitors of the Company, pricing of competitive products and the cost and effect of promotional and marketing programs. In addition, the Company anticipates some seasonality due to the fact that generally fewer surgical procedures are performed during the third quarter. This seasonal pattern may cause fluctuations in the Company's results of operations. It is difficult to predict the impact that this seasonality will have on the Company's results of operations because of its limited operating history. The Company's revenue and profitability will be critically dependent on expanding applications for its current product lines both within arthroscopy and in other clinical specialties. In addition, the Company's profitability could be adversely affected if it is required to sell its products at reduced prices. There can be no assurance that significant revenues or profitability will ever be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Volatility of Stock Price. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, mergers or acquisitions involving competitors, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, other medical device companies or the medical device industry generally and general market conditions may have a significant effect on the market price of the Common Stock.

  Uncertainty of Market Acceptance. The Company's future prospects depend significantly on increasing penetration of existing markets, acceptance of the Company's products in new markets, and the development of new products for its existing and future markets. There can be no assurance that any of the Company's existing or future products will gain market acceptance among physicians, patients or healthcare payors, even if reimbursement and necessary regulatory approvals are obtained. To date, the Company's marketing efforts have been directed solely to the sports medicine segment of the orthopedic market for tissue-to-bone fixation applications. The Company has no experience in establishing marketing or distribution channels in other clinical areas. With respect to its current products, the Company was not the first to market devices for the attachment of soft tissue to bone and therefore, to succeed must both take market share away from its existing competitors and create new demand for its products. The size of the market for the Company's products will depend in part on the Company's ability to persuade physicians that its products offer clinical and other advantages over existing means of attaching soft tissue structures to tissue or bone and that its fixation devices could be used for a wider variety of clinical applications, such as repair of tears in the meniscus cartilage of the knee, or repair of ligament or tendon damage in the fingers or toes. In addition, the Company will need to demonstrate that its products are cost-effective and convenient to use and that the techniques for their use are relatively straightforward and simple. There can be no assurance that the market for the Company's products will continue to grow or that they will be accepted for orthopedic procedures not currently using fixation devices and in markets outside of the sports medicine segment of the orthopedic market. See "Business--Product Development."

  Limited Product Line. A substantial portion of the Company's sales to date have derived from the Company's ROC tissue fixation products for use in open shoulder repair applications and related instruments. As of the date of this Prospectus, the use of the ROC 3.5mm and 2.8mm fasteners have been cleared by the FDA for applications involving the shoulder, knee and ankle, and the Company's ROC XS fastener has been cleared by the FDA for applications involving soft bone. The Company, however, has relatively little clinical experience with joints other than the shoulder. In addition, while the Company's future prospects depend in part on the use of its products in arthroscopic and laparascopic procedures, most of the clinical experience involving the Company's products has been in open surgery procedures. For the fiscal years ended December 31, 1994 and 1995, the ROC fastener and related instruments accounted for approximately 66.7% and 92.7%, respectively, of the Company's sales. The Company expects that most of its revenue in the foreseeable future will continue to be derived from sales of its ROC products. Failure of the ROC products to maintain and gain market acceptance would have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Current Products and Applications" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Rapid Technological Change and New Product Innovation. The medical device market is subject to rapid technological change and new product introductions and enhancements. The Company's ability to remain competitive in this market will depend in significant part on its ability to develop and introduce new products and enhancements on a timely and cost effective basis. The ability of the Company to develop new and enhanced tissue fixation devices depends on a number of factors, including product selection, timely and efficient completion of product design, development of new materials and manufacturing processes, timely regulatory approval, implementation of manufacturing and assembly processes and effective sales and marketing, and there is no assurance that the Company will be successful in developing such products. If the Company experiences quality or reliability problems with new products, reductions in orders, higher manufacturing costs and additional warranty expenses may result. Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both future demand and the availability of technology to satisfy that demand. In the meantime, competitors may achieve technological advances which provide a competitive advantage over the Company's products. In addition, advances or developments in other fixation technologies, including those relating to bioabsorbable or biomaterial composites, could render the Company's products obsolete or less desirable. The Company's experience to date has been limited to the sports medicine segment of the orthopedic market. The Company anticipates that its future success will be dependent on expanding applications for its suture fastener product line within orthopedics and in other clinical specialties, including maxillo-facial trauma, endoscopic plastic surgery and uro-gynecology, and developing and marketing new products for tissue-to-tissue, tissue-to-bone and bone-to-bone fixation, including bioabsorbable and biomaterial versions of its products. There can be no assurance that the Company will successfully develop and introduce new products and enhancements or that such products will achieve market acceptance. See "Business--Competition" and "Business--Product Development."

  Reliance on Patents and Proprietary Technology. The Company relies on proprietary technology which it seeks to protect primarily through patents, trade secrets and proprietary know-how. The Company currently holds four patents and has 37 United States and foreign patent applications pending which cover certain aspects of its technology. With respect to the patent applications, however, the breadth of the claims that will be covered by the issued patents cannot be known until they are issued.

Moreover, the degree of protection against competing devices afforded by the Company's patents is subject to uncertainties. There can be no assurance that others will not be successful in challenging, invalidating or circumventing the Company's patents or that the Company's patents and intellectual property rights will confer a competitive advantage on the Company. In addition, there can be no assurance that the Company will be able to obtain patents on future products, or that the Company's products will not infringe the patents and proprietary rights of third parties. The medical device industry has been characterized by extensive litigation involving patents and other intellectual property rights, and certain companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. The Company has received a notice alleging that instruments based on one of its patents may infringe the patent of a third party. The only products currently manufactured by the Company using the Company's patent are its knot pusher and laparascopic scissors. The Company may not be able to successfully defend against a claimed infringement and there can be no assurance that the Company will not become subject to other patent infringement claims or litigation or interference proceedings. Litigation may be necessary to enforce patents issued to the Company or to protect its trade secrets and other intellectual property rights. Any litigation or interference proceedings will result in substantial expense to the Company and a significant diversion of effort by its employees, and, if adversely determined to the Company, could result in significant liabilities to third parties and limitations on the manufacture, distribution or sale of the Company's products or on the use of certain technologies in the Company's products. See "Business--Patents and Proprietary Technology."

  Future Capital Needs; Uncertainty of Additional Funding. There can be no assurance that additional equity or debt financing will not be required prior to the time, if ever, the Company achieves and sustains profitability. The Company may require additional financing to fund its operations. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development, the scope and results of preclinical studies and clinical trials, the cost, timing and outcome of regulatory reviews, the rate of technological advances, the market acceptance of the Company's products, administrative and legal expenses, competitive products, and manufacturing and marketing arrangements. Any additional equity financing may result in dilution to the Company's stockholders. There can be no assurance that funds will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to cut back or discontinue one or more of its product development programs, or obtain funds through strategic alliances that may require the Company to relinquish rights to certain of its technologies or products.

  Regulatory Risks. Clinical testing, manufacture and sale of the Company's products, including the ROC suture fasteners, the IDeal suture grasper and the IDeal knot pusher, are subject to regulation by the FDA and corresponding state and foreign regulatory agencies. Among other things, manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements, and Medical Device Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. The FDA has proposed changes to the GMP regulations which are likely to increase the cost of GMP requirements. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition or results of operations. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  Before a new device can be introduced in the market, the Company must generally obtain FDA clearance or approval through either the 510(k) clearance process or the costlier, lengthier and less certain PMA approval process. To date, all of the Company's products have received 510(k) clearance or have been exempted by the FDA from the 510(k) clearance process. There can be no assurance that the FDA will not determine that future products, including the bioabsorbable and biomaterial suture fasteners now in development, must adhere to the more costly, lengthy and uncertain PMA approval process. To the Company's knowledge, collagen-based medical devices currently being marketed have required PMA approval. There can be no assurance that the Company will obtain FDA clearance or approval for future products on a timely basis, if at all, or that the FDA will not impose limitations on the intended use of such products as a condition of clearance or approval. Any delay in receipt of, failure to obtain or limitations on clearance or approval could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company has made modifications to its devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

  The Company has obtained regulatory approval to permit sales of its products in Japan. The Company has not obtained regulatory approval in any other foreign country to date. Starting in mid-1998, the Company will be required to obtain ISO 9001 certification and receive "CE" market certification, an international symbol of quality and compliance with applicable European medical device directives, in order for it to sell its products in Europe. There can be no assurance that the Company will be able to obtain the proper certification. If the Company obtains regulatory approval to sell its products in foreign countries, it would rely on independent distributors to comply with certain of the foreign regulatory requirements. The inability or failure of the Company's independent distributors to comply with applicable regulatory requirements could materially and adversely affect the Company's business, financial condition or results of operations.

  The Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions and environmental protection. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Government Regulation."

  Limited Manufacturing Experience. The Company has been manufacturing and assembling its ROC suture fastener products since 1994, but has yet to manufacture the volumes necessary for the Company to achieve profitability. There can be no assurance that reliable, high-volume manufacturing can be achieved at a commercially reasonable cost. The Company intends to expand its manufacturing capabilities to include bioabsorbable products and biomaterials, and if the Company encounters difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel, such problems could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Manufacturing and Quality Control."

  Reliance on Sole or Limited Sources of Supply. The Company's handles and suture fasteners are manufactured from molded polymers. The Company owns only one set of molds for each of its products which require a molding manufacturing process. In the event that the molds are damaged, approximately

12 to 16 weeks would be required for the manufacture of new molds. Should the Company's manufacturing process be disrupted, there can be no assurance that the Company would be able to meet its commitments to customers. The failure of the Company to meet its commitments could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing and Quality Control."

  In addition, certain suppliers may terminate sales of certain materials to companies that manufacture medical devices in an attempt to limit their potential product liability exposure. If the polymers which are used to manufacture the Company's ROC suture fasteners became unavailable, the Company would be required to identify a new polymer material for the suture fasteners and certify the quality and suitability of the new material. In addition, a new 510(k) clearance would have to be obtained to market products manufactured from the new materials. This process could take a substantial period of time and there is no assurance that the Company would be able to identify, certify or obtain clearance for the new polymer-based fasteners. The Company is attempting to develop new tissue fixation devices from bioabsorbable materials and biomaterials, particularly collagen. The Company believes that there are only a few sources of bioabsorbable materials with the ability and expertise to manufacture bioabsorbable materials for the Company's products. The Company believes that even fewer sources of supply for collagen materials currently exist. While the Company is currently working with two companies on development efforts relating to bioabsorbable polymers, the Company has no long-term contractual or exclusive arrangements with them. The Company has entered into a research and development and a manufacturing and supply agreement with Collagen Corporation in connection with a program to develop tissue fixation devices from collagen, but there are provisions in those agreements that would enable either party to terminate the arrangements in certain circumstances. If the Company were unable to obtain sources of bioabsorbable materials or biomaterials to produce the next generation of its products, the Company's future prospects and opportunities would be substantially reduced, resulting in a material adverse effect on its business, financial condition and results of operations. See "Business--Manufacturing and Quality Control" and "Business--Relationship with Collagen Corporation."

  Reliance on International Distributors. The Company has no sales employees outside the United States. Accordingly, the Company depends entirely on outside independent sales representatives and distributors for its international sales. None of the Company's foreign representatives are subject to any long-term commitments to the Company, and all of them represent a number of manufacturers and sell a broad range of products in addition to those offered by the Company. The revenues that such representatives are likely to receive from the promotion and sale of other products may be substantially greater than the compensation they may receive from the sale of the Company's products, and it may be difficult for the Company to provide incentives to such representatives in order to cause them to devote substantial attention to marketing and selling the Company's products. International sales accounted for 15.2% of the Company's revenues in 1995. The Company expects international sales to comprise a significant percentage of its sales in the foreseeable future. The failure of the Company's foreign independent representatives to generate substantial sales for the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The loss of such sales representatives or distributors or the inability of the Company to develop and maintain an alternative foreign distribution network could have a material adverse impact on the Company's international sales. The Company will depend in part on its international sales representatives to obtain needed regulatory approval for the sale of the Company's products in overseas markets. The failure of its international sales representatives to obtain or maintain the necessary approvals could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

  Certain risks are inherent in international operations, including changes in demand resulting in fluctuations in exchange rates, the risk of government financed or subsidized competition, changes in trade policies and tariff regulations. Although the Company's international sales are denominated in

U.S. dollars, fluctuations in foreign currencies can impact the prices quoted by the Company to prospective customers and thereby affect the Company's ability to obtain orders from foreign customers.

  Product Liability Risk. The development, manufacture and sale of medical devices entail significant risks of product liability claims. There can be no assurance that the amount of the Company's insurance coverage will be adequate to protect it from product liability claims, that the Company will be able to obtain adequate coverage at competitive rates in the future, or that the Company's product liability experience in the future will enable it to obtain insurance coverage in the future. Product liability insurance is expensive, and may not be available on acceptable terms, if at all, in the future. A successful product liability suit not covered by such insurance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability and Insurance."

  Influence of Collagen Corporation. An important part of the Company's long-term strategy is to develop and sell products manufactured from collagen. After the offering, Collagen Corporation will hold approximately 11.6% of the Company's Common Stock. Collagen Corporation is entitled to designate one member of the Company's Board of Directors so long as it holds at least five percent of the Company's Common Stock on a fully-diluted basis, and a representative of Collagen Corporation currently serves on the Board of Directors of the Company. In addition, the Company and Collagen Corporation are parties to a research and development agreement, a manufacturing and supply agreement and a distribution agreement with respect to tissue fixation devices manufactured from collagen-based materials using Collagen Corporation's proprietary technology. Pursuant to those agreements, certain of the Company's products under development will be based upon patents and intellectual property owned by Collagen Corporation. Accordingly, Collagen Corporation may be able to exercise influence over the business and financial affairs of the Company. If Collagen Corporation's licensed technology is invalidated or challenged, the Company's ability to sell products based on such technology could be severely limited. In the event that the Company materially breaches any of the terms of its agreements with Collagen Corporation, Collagen Corporation could terminate the Company's license to develop, manufacture and sell products using Collagen Corporation's technology, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Relationship with Collagen Corporation."

  Risks of Intense Competition. The medical device industry is highly competitive and characterized by innovation and rapid technological change. Among the Company's principal competitors are Mitek Surgical Products, Inc., a division of Johnson & Johnson; the Zimmer and Linvatec divisions of Bristol-Myers Squibb Company; Dyonics, Inc., a subsidiary of Smith & Nephew, Inc.; Arthrotek Inc., a division of Biomet, Inc.; and U.S. Surgical Inc. Each of these competitors has significantly greater financial, manufacturing, marketing, distribution and technical resources than the Company and a greater share of the tissue fixation market than the Company. In addition, a number of smaller companies are entering or have entered the tissue fixation market. Dyonics, Inc. has already released to the market a number of bioabsorbable products. Many of the Company's competitors have large existing sales organizations devoted to a wide variety of orthopedic products. These companies are well capitalized and may be able to withstand price pressures and deep discounting over extended periods of time better than the Company. The Company has a small number of sales representatives focused on tissue fixation devices in the sports medicine market with relatively little experience selling the Company's products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than any which have been developed or may be developed by the Company or that would render the Company's products obsolete or not competitive. See "Business--Competition."

  Price Pressure Resulting From Consolidation of Health Care Industry. The health care industry is undergoing rapid change and consolidation as health care systems merge to effect cost savings and operating efficiencies. In addition, a number of large, national buying consortiums have formed to engage in group purchasing of medical supplies and services in an effort at cost containment for member hospital systems and health care providers. These consolidated systems and large purchasing organizations are likely to apply pressure to manufacturers and distributors of medical devices to reduce the purchase prices of their goods. Manufacturers such as the Company may be forced to lower prices in response to those pressures in order for their products to be approved for purchase by those organizations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Possible Limitations on Third-Party Reimbursement. The Company's products are generally purchased directly by hospitals and other health care providers, which in turn bill third-party payors such as Medicare, Medicaid and private insurance companies. Many of these payors are attempting to control health care costs by authorizing fewer surgical procedures and by limiting reimbursement for procedures to fixed amounts. The Company's strategy includes the expansion of its market by encouraging physicians to use its tissue fixation devices for procedures that are not routinely performed, or if performed, are performed without the use of tissue fasteners. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from third-party payors for procedures in which the Company's products are used, or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks that the Company will be Unable to Manage Growth. The Company has experienced growth in production and its employee base which has placed, and will continue to place, a significant strain on the Company's management, financial and operating resources. In addition, the Company could, in the future, reduce its reliance on contract manufacturers and perform more of its manufacturing operations internally. The Company's growth strategy will require increased personnel throughout the Company, expanded operational and financial systems and implementation of new control procedures. There can be no assurance that the Company will be able to attract qualified personnel or successfully manage expanded operations. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. There can be no assurance that the Company will anticipate all of the changing demands that expansion may place on the Company's operational, management and financial systems and controls or that the Company will be able to continue to improve such systems and controls. While the Company has not yet completed any acquisitions, it may do so in the future. There is no assurance that the Company will be able to successfully integrate new product lines and entities into its present operations. If the Company's management is not able to manage growth effectively, the Company's business, financial condition and results of operations could be materially and adversely affected.

  Risks Associated with Facility Change. At the end of March 1996, the Company moved its headquarters and manufacturing operations to a new location in Marlborough, Massachusetts. The Company will continue to occupy a portion of the premises it previously occupied in Hopkinton, Massachusetts, including the "clean room" in which it performs certain manufacturing operations on its products until the "clean room" in its new premises is certified to be in compliance with relevant regulations. The Company is currently transitioning its manufacturing operations to the Marlborough facility. If the Company were to experience a disruption in its manufacturing operations as a result of the move, the Company might not be able to fulfill its commitments to ship products during the period of disruption. Such a disruption could have an adverse effect on the Company's relationships with its distributors and customers and could have a material adverse effect on its business, financial condition and results of operations. See "Business--Facilities."

  Dependence on Key Personnel. The Company is dependent upon a number of key management and technical personnel. The loss of the services of one or more of such employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers. There can be no assurance that the Company will be able to attract and retain such personnel. Furthermore, the Company relies on the services of several medical and scientific consultants, all of whom are employed on a full-time basis by hospitals or academic or research institutions. Such consultants are therefore not available to devote their full time or attention to the Company's affairs. See "Business--Employees" and "Management."

  No Prior Public Market for Common Stock. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this offering.

  Potential Adverse Impact on Price of Stock due to Shares Eligible for Future Sale. A substantial number of the shares of Common Stock outstanding prior to this offering and issuable upon the exercise of outstanding options will be eligible for sale in the public market following the effectiveness of the Registration Statement of which this Prospectus is a part (the "Effective Date"), and such sales could have an adverse effect on the price of the Company's Common Stock. See "Shares Eligible for Future Sale."

  Potential Adverse Impact on Price of Stock upon Release of Locked-up
Shares. Holders of 5,327,591 shares of Common Stock of the Company and options to purchase 538,220 shares of Common Stock have agreed that they will not, without the prior written consent of the Underwriters, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the Effective Date. The Representatives have the sole discretion to release these shares from the lock-up. If these shares are released from the lock-up prior to the expiration of such 180-day period, sale of such shares could have an adverse effect on the price of the Company's Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

  Potential Adverse Effects of Anti-Takeover Provisions; Possible Issuance of Preferred Stock. The Company's Third Restated Articles of Organization and Restated By-Laws will contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Moreover, upon completion of this offering, the Company will be subject to the anti-takeover provisions of the Massachusetts General Laws which prohibit, subject to certain exceptions, a holder of 5% or more of the outstanding voting stock of the Company from engaging in certain transactions with the Company, including a merger or stock or asset sale. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

  Concentration of Ownership. Upon completion of this offering, the Company's executive officers and directors, and their affiliates, will beneficially own approximately 42.5% of the Company's outstanding Common Stock (assuming no exercise of the Underwriters' over-allotment option). This concentration of ownership and voting control may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the Company which may not be favored by the Company's other stockholders. There can be no assurance that these individuals' ability to prevent or cause a change in control of the Company will not have a material adverse effect on the market price of the Common Stock. See "Principal Stockholders."

  Management Discretion in Applying Proceeds of the Offering. The Company currently has no specific plan for approximately $10.2 million, or 49.5%, of the anticipated net proceeds of the offering. As a consequence, the Company's management will have the discretion to allocate a large percentage of the proceeds of the offering to uses which the stockholders may not deem desirable, and there can be no assurance that the proceeds can or will be invested to yield a return commensurate with the risk of the investment. See "Use of Proceeds."

  Lack of Dividends; Dilution. The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." In addition, purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options. See "Dilution" and "Capitalization."

                                  THE COMPANY

  A predecessor of the Company, Nicholson Associates, Inc., was organized in June 1990. The Company was founded as a Massachusetts corporation in September 1991 under the name MinVasive Devices, Inc. ("MinVasive Devices"). In May 1992, MinVasive Devices merged with Nicholson Associates, Inc. Immediately following the merger, the Company's name was changed to Innovasive Devices, Inc.

  The Company's executive offices are located at 734 Forest Street, Marlborough, Massachusetts 01752-3032, and its telephone number is (508) 460-8229.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,900,000 shares of Common Stock offered hereby by the Company are estimated to be $20.6 million ($23.8 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share (after deduction of the underwriting discounts and commissions and estimated expenses of the offering).

  The Company anticipates using the net proceeds from this offering to fund its research and development efforts (approximately $3.3 million), to support its marketing and sales efforts (approximately $5.7 million), to increase manufacturing capacity (approximately $1.4 million) and for working capital and for general corporate purposes (approximately $10.2 million). In addition, the Company may use a portion of the net proceeds for license or acquisition of new products or technologies from others, however, the Company has no specific plans or commitments in this regard. The amount and timing of the Company's expenditures may vary depending upon numerous factors, including market acceptance of the ROC suture fastener product line and future products, the timing of regulatory actions on the Company's future products and results of clinical trials. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain all future earnings, if any, to finance the development and growth of the Company's business.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, after giving effect to the conversion of all outstanding shares of Preferred Stock into 3,543,819 shares of Common Stock, and (iii) the pro forma capitalization of the Company as adjusted to reflect the receipt of net proceeds from the sale of 1,900,000 shares of Common Stock pursuant to this offering at an assumed offering price of $12.00 per share:

                                                       MARCH 31, 1996
                                              ---------------------------------
                                              ACTUAL   PRO FORMA AS ADJUSTED(1)
                                              -------  --------- --------------
                                                       (IN THOUSANDS)
Mandatorily redeemable convertible preferred
 stock                                        $14,901   $    --     $    --
Stockholders' equity:
  Preferred Stock: $.01 par value, 1,000,000
   shares authorized; no shares issued and
   outstanding...............................      --        --          --
  Common Stock: $.0001 par value,
   15,000,000 shares authorized; 1,820,366
   shares issued, 1,815,922 shares
   outstanding;
   5,364,185 shares issued, 5,359,741 shares
   outstanding pro forma; 7,259,741 shares
   issued and outstanding, as adjusted (1)...      --         1           1
  Additional paid-in capital.................   3,467    18,367      38,946
  Accumulated deficit........................ (13,087)  (13,087)    (13,087)
  Less--cost of 4,444 shares of Common Stock
      held in treasury, no shares held in
      treasury as adjusted (2)...............     (25)      (25)         --
                                              -------   -------     -------
    Total stockholders' equity (deficit).....  (9,645)    5,256      25,860
                                              -------   -------     -------
      Total capitalization................... $ 5,256   $ 5,256     $25,860
                                              =======   =======     =======

- --------

(1) Excludes 679,537 shares of Common Stock issuable pursuant to the exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $3.30 per share, of which options to purchase 203,467 shares were then exercisable. Also excludes (i) 8,888 shares available for issuance under the 1992 Plan as of March 31, 1996 and (ii) 400,000 shares which were approved by the Board of Directors on April 2, 1996, subject to stockholder approval, under the Omnibus Plan, the Director Plan and the Stock Purchase Plan (as hereinafter defined). See "Management--Stock Plans."
(2) 4,444 shares of Common Stock held in treasury will be issued as part of the 1,900,000 shares of Common Stock offered by the Company hereby.

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of March 31, 1996 was $5,255,529 or approximately $0.98 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 5,359,741 shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into 3,543,819 shares of Common Stock upon completion of this offering.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale of 1,900,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $25,859,529 or $3.56 per share. This represents an immediate increase in net tangible book value of $2.58 per share to existing stockholders and an immediate dilution in net tangible book value of $8.44 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

   Assumed public offering price per share.........................       $12.00
     Net tangible book value per share at March 31, 1996........... $0.98
     Increase per share attributable to new investors..............  2.58
                                                                    -----
   Pro forma net tangible book value per share after the offering..         3.56
                                                                          ------
   Net tangible book value dilution per share to new investors.....       $ 8.44
                                                                          ======

  The following table sets forth, on a pro forma basis as of March 31, 1996 (after giving effect to the conversion of all outstanding shares of Preferred Stock into 3,543,819 shares of Common Stock upon completion of this offering), the difference between the existing stockholders and the purchasers of shares in this offering (at an assumed offering price of $12.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 5,359,741  73.8%  $18,417,839  44.7%     $ 3.44
New investors............... 1,900,000 26.2     22,800,000 55.3        12.00
                             --------- ------  ----------- ------
  Total..................... 7,259,741 100.0%  $41,217,839 100.0%
                             ========= ======  =========== ======

  The foregoing tables assume no exercise of the Underwriters' over-allotment option. As of March 31, 1996, there were options outstanding to purchase 679,537 shares of Common Stock under the Company's 1992 Plan with a weighted average exercise price of $3.30 per share, of which options to purchase 203,467 shares were then exercisable. In addition, on April 2, 1996, the Company's Board of Directors adopted, subject to stockholder approval prior to the closing of this offering, the Omnibus Plan, the Director Plan, and the Stock Purchase Plan; and 250,000 shares, 100,000 shares and 50,000 shares, respectively, have been reserved for issuance thereunder. The issuance of shares under these plans is not reflected in the preceding tables. The exercise of all options outstanding as of March 31, 1996 would result in additional dilution of $.02 per share. To the extent any options granted in the future are exercised, there will be further dilution to the new investors. See "Management--Stock Plans."

                            SELECTED FINANCIAL DATA

  The following data, insofar as it relates to the period from inception (June 12, 1990) through December 31, 1991 and for each of the years 1992 through 1995, has been derived from annual financial statements, including the balance sheet at December 31, 1994 and 1995 and the related statements of operations and cash flows for the three years ended December 31, 1995, and notes thereto appearing elsewhere herein. The selected data presented below at March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been derived from, and are qualified by reference to, the Company's unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim period. The data should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                           PERIOD FROM
                            INCEPTION
                            (JUNE 12,             YEARS ENDED                 THREE MONTHS
                          1990) THROUGH          DECEMBER 31,               ENDED MARCH 31,
                          DECEMBER 31,  ----------------------------------  -----------------
                           1991(5)(6)   1992(5)   1993     1994     1995     1995      1996
                          ------------- -------  -------  -------  -------  -------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net sales (1)...........      $  75     $   344  $   126  $   244  $ 1,234  $   166  $    802
Cost of sales...........                             263      465    1,000      187       338
                              -----     -------  -------  -------  -------  -------  --------
Gross profit (loss).....         75         344     (137)    (221)     234      (21)      464
Selling, general and
 administrative
 expenses...............        180         580      914    1,533    2,435      493     1,091
Research and development
 expenses (2)...........        148       2,589      922    1,172    1,597      331       582
                              -----     -------  -------  -------  -------  -------  --------
Loss from operations....       (253)     (2,825)  (1,973)  (2,926)  (3,798)    (845)   (1,209)
Interest income
 (expense), net.........         (8)          1     (238)      34       64       19        62
                              -----     -------  -------  -------  -------  -------  --------
Net loss................      $(261)    $(2,824) $(2,211) $(2,892) $(3,734) $  (826) $ (1,147)
                              =====     =======  =======  =======  =======  =======  ========
Pro forma net loss per
 share (3)..............                                           $ (0.76) $ (0.17) $  (0.21)
Shares used in computing
 pro forma net loss per
 share (3)..............                                             4,939    4,820     5,457

                                      DECEMBER 31,                       MARCH 31, 1996
                         ------------------------------------------  -----------------------
                         1991(5) 1992(5)   1993     1994     1995    ACTUAL   AS ADJUSTED(4)
                         ------- -------  -------  -------  -------  -------  --------------
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 473  $   408  $   294  $ 2,051  $ 5,052  $ 4,969     $25,573
Working capital.........    413     (409)  (3,835)   1,628    4,857    4,629      25,233
Total assets............    549      639      869    3,099    6,399    6,487      27,091
Long-term note payable,
 less current portion...    650      906      --       --       --       --          --
Mandatorily redeemable
 convertible preferred
 stock..................    --       --       --     6,993   13,970   14,901         --
Stockholders' equity
 (deficit)..............  $(170) $(1,189) $(3,426) $(4,759) $(8,501) $(9,645)    $25,860

- --------
(1) Sales amounts for the period from inception (June 12, 1990) through December 31, 1991 and for the year ended December 31, 1992 represent amounts received pursuant to a collaborative research and development arrangement.
(2) Includes a charge of $1,728,651 in connection with a termination of a development agreement in 1992 and research and development costs payable to a related party of $264,708 in 1995 and $199,938 for the three months ended March 31, 1996.
(3) See Note 1 of Notes to Financial Statements.
(4) Reflects the conversion of all outstanding shares of Preferred Stock into 3,543,819 shares of Common Stock upon the closing of this offering. See
    Note 6 of Notes to Financial Statements. Also gives effect to the sale of 1,900,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the anticipated application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(5) The financial data for the period from inception in June 1990 through December 31, 1991 and for the year ended December 31, 1992 include the accounts of, MinVasive Devices, Inc. and Nicholson Associates, Inc. (the predecessor companies of the Company) on a historical basis. All intercompany transactions and balances have been eliminated.

(6) The Company's financial data are not presented separately for 1991, as the Company's operations from inception in June 1990 through December 31, 1990 were immaterial.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the financial condition and results of operation of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.
OVERVIEW

  Since its inception in June 1990, the Company has been engaged in the development, manufacture and marketing of proprietary devices and instrumentation which facilitate the reattachment of soft tissue structures, such as ligaments and tendons, to bones and other tissues. The Company has a limited history of operations and has experienced significant operating losses, resulting primarily from the substantial level of expenses associated with research and development efforts, expenses associated with obtaining FDA clearance and the establishment of the Company's sales and marketing organization. The Company will continue to make these investments and as a result, expects its operating losses to continue for at least the next two years. As of March 31, 1996, the Company had an accumulated deficit of approximately $13.1 million.

  The Company's sales are principally derived from the sale of its family of ROC tissue fasteners and related surgical instruments. The Company commenced commercial shipments of its first ROC suture fastener during the second quarter of 1994 and expanded its product offering during 1995 to include the IDeal Arthroscopic Suture Fastener System. For the three-month period ended March 31, 1996, and for the year ended December 31, 1995, sales of the Company's ROC suture fasteners and related surgical instruments represented 97.5% and 92.7% of net sales, respectively. The Company expects its expanding line of ROC suture fasteners and related instruments will continue to represent a significant portion of its future sales.

  The Company sells its products within the United States to hospitals through a direct sales force and independent sales agents and internationally through a limited number of distributors. For the three months ended March 31, 1996 and the year ended December 31, 1995, international sales accounted for 26.8% and 15.2% of net sales, respectively.

  The Company was taxed under Subchapter S provisions of the Internal Revenue Code of 1986, as amended, through December 31, 1993, but chose to revoke its Subchapter S election as of January 1, 1994. As of December 31, 1995, the Company had U.S. federal operating loss carryforwards of approximately
$6.1 million and tax credit carryforwards of approximately $85,000. Ownership changes, as defined in the Internal Revenue Code, including those resulting from the issuance of Common Stock in connection with this offering, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability.
RESULTS OF OPERATIONS


 Three Months Ended March 31, 1996 and 1995

  Net sales increased to $802,000 for the three months ended March 31, 1996 from $166,000 for the three months ended March 31, 1995. Sales of ROC suture fasteners and related surgical instruments increased to $782,000 for the three months ended March 31, 1996 from $135,000 for the three months ended March 31, 1995. The introduction of additional ROC suture fasteners and the expansion of a direct sales effort contributed to the increase in domestic sales, which increased to $574,000 from $157,000 in the prior year. International sales, which are denominated in U.S. dollars, increased to $228,000 for the three months ended March 31, 1996 from $9,000 for the three months ended March 31, 1995 due primarily to the addition of international distributors. The $228,000 of international sales for the three months ended March 31, 1996 were derived from Europe (78.5%), Japan (8.3%) and Africa (13.2%). For the three months ended December 31, 1995, international sales were approximately $82,000. The $82,000 of international sales for the three months ended December 31, 1995 were derived from Europe (90.2%) and Africa (9.8%).

  Gross profit increased to $464,000 for the three months ended March 31, 1996 from a loss of $21,000 for the three months ended March 31, 1995. As a percentage of net sales, gross profit increased to 57.9% for the three months ended March 31, 1996 from (12.8)% for the three months ended March 31, 1995. The increase in gross profit was primarily the result of increased net sales of ROC suture fasteners and improved manufacturing efficiencies.

  Selling, general and administrative expenses increased to $1.1 million for the three months ended March 31, 1996 from $493,000 for the three months ended March 31, 1995. This increase was primarily attributable to the growth of a direct sales force in the United States and increased selling commission on higher sales volume. In addition, the Company recorded a charge of $128,000 in the first quarter of 1996 associated with a facility under lease through May 1997, which it vacated in March 1996.

  Research and development expenses increased to $582,000 for the three months ended March 31, 1996 from $331,000 for the three months ended March 31, 1995. This increase was primarily the result of the Company's collaborative development effort with Collagen Corporation.

  Net interest income increased to $62,000 for the three months ended March 31, 1996 from $19,000 for the three months ended March 31, 1995, due primarily to higher average cash balances during the first quarter of 1996.

  Net loss increased to $1.1 million for the three months ended March 31, 1996 from $826,000 for the three months ended March 31, 1995.

 Years Ended December 31, 1995 and 1994

  Net sales increased to $1.2 million for the year ended December 31, 1995 from $244,000 for the year ended December 31, 1994. Sales of ROC suture fasteners and related surgical instruments increased to $1.1 million for the year ended December 31, 1995 from $163,000 for the year ended December 31, 1994. Sales of these products represented 92.7% and 66.7% of net sales in 1995 and 1994, respectively. The remaining sales for each year were derived from the sale of laparoscopic scissors to a marketing partner.

  Gross profit increased to $234,000 for the year ended December 31, 1995 from a loss of $220,000 for the year ended December 31, 1994. As a percentage of net sales, gross profit was 19.0% and (90.2)% in 1995 and 1994, respectively. The improvement in gross profit was primarily due to the higher sales volume of the ROC suture fasteners and related instruments.

  Selling, general and administrative expenses increased to $2.4 million for the year ended December 31, 1995 from $1.5 million for the year ended December 31, 1994. This increase was primarily attributable to the establishment of a direct sales effort in the United States and increased sales commission on the higher sales volume.

  Research and development expenses increased to $1.6 million for the year ended December 31, 1995 from $1.2 million for the year ended December 31, 1994. This increase was primarily a result of the Company's collaborative development effort with Collagen Corporation and an increase in personnel related expenses.

  Net interest income increased to $64,000 for the year ended December 31, 1995 from $34,000 for the year ended December 31, 1994. Interest income decreased to $84,000 for the year ended December 31, 1995 from $125,000 for the year ended December 31, 1994 due to lower average cash balances. However, lower interest income was offset by a reduction in interest expense to $20,000 for the year ended December 31, 1995 from $91,000 for the year ended December 31, 1994. Interest expense related to notes payable which were converted into the Company's Common Stock.

  Net loss increased to $3.7 million for the year ended December 31, 1995 from $2.9 million for the year ended December 31, 1994.

 Years Ended December 31, 1994 and 1993

  Sales increased to $244,000 for the year ended December 31, 1994 from $126,000 for the year ended December 31, 1993. The first ROC suture fastener and related surgical instruments were introduced during 1994. The sales of these products were $163,000 and accounted for 66.7% of net sales. Sales of the laparoscopic scissors decreased to $81,000 for the year ended December 31, 1994 from $126,000 for the year ended December 31, 1993.

  Cost of sales increased to $465,000 for the year ended December 31, 1994 from $263,000 for the year ended December 31, 1993 as the Company expanded its manufacturing capabilities and generated higher sales volume.

  Selling, general and administrative expenses increased to $1.5 million for the year ended December 31, 1994 from $914,000 for the year ended December 31, 1993, primarily as a result of the addition of sales and marketing management personnel and increased promotional literature, advertising and trade show expenses.

  Research and development expenses increased to $1.2 million for the year ended December 31, 1994 from $922,000 for the year ended December 31, 1993. The higher level of expense was primarily due to increases in salary related costs, supplies and services associated with the continued development of the family of ROC suture fasteners and related surgical instruments.

  Net interest income of $34,000 was earned for the year ended December 31, 1994 as compared to the $238,000 of net interest expense incurred for the year ended December 31, 1993. The interest expense was attributable to notes payable which subsequently were converted into the Company's stock and a term note resulting from the termination of a development agreement previously entered into by the Company with a third party.

  Net loss increased to $2.9 million for the year ended December 31, 1994 from $2.2 million for the year ended December 31, 1993.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth selected operating results for each quarter of 1995 and the first quarter of 1996. This unaudited information has been prepared on the same basis as the audited financial information, and includes all adjustments (consisting only of normal, recurring adjustments) necessary to present this information fairly. This financial information should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company's historical operating results shown below are not necessarily indicative of future results.

                                    1995 QUARTER ENDED                THREE MONTHS
                         -------------------------------------------     ENDED
                         MARCH 31  JUNE 30  SEPTEMBER 30 DECEMBER 31 MARCH 31, 1996
                         --------  -------  ------------ ----------- --------------
                                              (IN THOUSANDS)
Net sales...............  $ 166     $ 296      $ 303       $   469      $   802
Gross profit............    (21)       79         13           163          464
  % of net sales........  (12.8)%    26.7 %      4.3 %        34.8 %       57.9 %
Total operating
 expenses...............    824       960        965         1,283        1,673
Net loss................  $(826)    $(876)     $(961)      $(1,071)     $(1,147)

  The Company anticipates some seasonality due to fewer surgical procedures performed during the third quarter versus other quarters. This seasonal pattern may impact the Company's results of operations as it does other surgical products manufacturers. It is difficult for the Company to predict the impact that this seasonality will have on the results of operations because of its limited operating history.

NEW ACCOUNTING PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company has elected to adopt SFAS No. 123 in 1996 through disclosure only.

  Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting For The Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The adoption of SFAS No. 121 in 1995 had no impact on the Company's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  Innovasive Devices has financed its operations primarily from the private sale of equity securities, from which it has raised $18.5 million since inception. As a result of the operating losses incurred by the Company since inception, the accumulated deficit was approximately $13.1 million at March 31, 1996.

  As of March 31, 1996, the Company had cash and cash equivalents of $5.0 million as compared to a balance of $5.1 million on December 31, 1995. Cash used in the Company's operations for the three months ended March 31, 1996 increased to $935,000 from $768,000 for the same period in the prior year. The changes in cash used in operations were due primarily to the impact of increased sales offset by higher expenses associated with the collaborative development effort with Collagen Corporation and the expansion of the Company's direct sales efforts.

  Innovasive Devices believes that the net proceeds from this offering plus the Company's existing capital resources, together with the interest income thereon will be sufficient to fund its operations through at least 1997. The Company may attempt to establish a bank credit facility and equipment lease line to finance a portion of its working capital requirements and capital expenditures, however, the Company does not have any commitments or understandings pertaining to these credit facilities at this time. The Company's future liquidity and capital requirements will depend upon the progress of the research and development programs, including a $1.2 million minimum commitment in connection with its collaborative arrangement with Collagen Corporation, regulatory matters and the expansion of manufacturing capabilities to satisfy increasing volume requirements. In addition, the Company's capital requirements will depend on, among other factors, the timely establishment of effective sales channels in the United States and internationally and the extent to which the Company's products gain market acceptance. Therefore, the Company cannot provide any assurances that it will not require additional financing during this timeframe. If additional financing is necessary, the Company would seek to raise these funds through bank facilities or debt or equity offerings. There can be no assurance that such funds would be available on terms acceptable to the Company.

BACKLOG

  The Company fills orders for its products promptly. Accordingly, backlog is not a significant factor in its business.

                                   BUSINESS

  Innovasive Devices designs, develops, manufactures and markets proprietary tissue repair systems which facilitate the repair of soft tissue injuries. The Company's tissue repair systems are designed to be used in either open surgical or minimally invasive arthroscopic procedures. Performing tissue repairs arthroscopically offers several benefits, including reduced patient trauma and shorter rehabilitation times, resulting in an expedited return to full physical activity. The Company's initial products consist of the ROC (Radial Osteo Compression) family of suture fasteners and related arthroscopic instruments and are marketed for use in the sports medicine/arthroscopy segment of the orthopedic market. The Company's suture fastener, a bone anchor with an attached suture, is deployed into bone and used to secure soft tissue, such as ligaments and tendons, to the bone. Since the commercial release of the ROC suture fastener in 1994, the Company estimates that more than 4,000 surgeries, using over 12,000 of the Company's suture fasteners, have been performed. Innovasive Devices has received 510(k) clearance or has been exempted by the FDA from the 510(k) clearance process on all products that it currently markets.

  The Company competes in the $185 million soft tissue repair segment of the $475 million United States sports medicine/arthroscopic surgery market. The Company believes that the soft tissue to bone repair segment of the market in which it competes has had an average annual growth rate of 35% over the past five years. This growth is being driven primarily by the increasing incidence of soft tissue repairs due to greater participation in physical activity, an aging population and the introduction of less invasive arthroscopic procedures. The Company markets its products and related instruments principally to sports medicine surgeons and orthopedic specialists who treat and repair soft tissues, within and around joints, which have been damaged by traumatic injury or degenerative disease. There are approximately 7,400 surgeons in the United States who consider sports medicine/arthroscopy to be their primary practice. These specialists performed an estimated 1.8 million diagnostic and therapeutic arthroscopic procedures in 1993. The Company estimates that approximately 875,000 arthroscopic procedures could have involved soft tissue repair if the appropriate arthroscopic repair devices and technologies had been available, and that its current products could have been used in approximately 280,000 open and arthroscopic procedures annually.

  The Company's products are based on unique and proprietary technologies which afford them many advantages when compared to the most widely-used metal bone anchors. The unique radial osteo compression method of attachment has allowed the Company to develop a family of suture fasteners which are efficacious in a broad variety of bone densities and sizes. The ROC design allows for placement of suture fasteners in close proximity for precise positioning, which enhances tissue to bone reattachment. ROC suture fasteners require as little as 6mm (approximately 1/4 inch) of depth, as compared to a minimum of 8mm (approximately 1/3 inch) for most competitive bone anchors, making them well-suited for small joint tissue repair. ROC suture fasteners are not forced, hammered or screwed into the bone and therefore are particularly suitable for placement in smaller, more fragile bones. ROC suture fasteners are polymer-based and can be removed and replaced with another ROC suture fastener in the event a revision or a second surgery is required. Based on its existing designs, the Company is developing and currently testing next generation suture fasteners using bioabsorbable composites, which degrade and absorb into surrounding tissue, and collagen-based biomaterial composites, which remodel into surrounding tissue. In addition, the Company is pursuing opportunities to apply its core technologies outside of orthopedics in areas such as uro/gynecology, maxillo-facial trauma repair and plastic surgery.

  The Company's strategy for establishing and maintaining leadership in the minimally invasive soft tissue fixation market consists of the following key elements: (i) focus on the arthroscopic soft tissue repair market; (ii) continue to develop a clinically focused sales organization and leverage clinical relationships; (iii) establish strategic partnerships for development and commercialization of products; and (iv) maintain technological leadership and protect its proprietary technologies.

BACKGROUND

 Joint Structures and Common Injuries

  A human joint is formed at the junction of two or more bones and is structured in a way to permit stable movement of the bones. The stability of the joint is maintained by an array of soft tissue structures, such as ligaments and tendons, which are attached to the bone and surrounding tissue. When ligaments or tendons are detached from the bone or tear as a result of trauma, physical activity, or degenerative disease, a tissue-to-bone repair may be necessary to restore functional stability to the joint. Alternatively, surgeons may propose lengthy immobilization of the joint in the hope that suitable healing will be effected. When the injury to the joint involves a tear or rupture of the soft tissue, repair can often be achieved by suturing the tissue or completely replacing the tissue structure with tissue grafts. Tissue fixation devices have been developed to perform repairs to the knee, shoulder, elbow, wrist and ankle. As a result of the size, density and number of bones in these joints, a wide variety of tissue fixation devices are required.

 Markets

  The Company currently competes in the $185 million soft tissue repair segment of the $475 million domestic sports medicine/arthroscopic surgery market. The Company believes that the soft tissue repair market has grown by an average of approximately 35% per year over the past five years while the overall arthroscopic surgery market has averaged approximately 15% growth over the same period. Growth in the tissue repair segment is being driven primarily by the increasing incidence of joint injuries due to greater emphasis on physical activity, an aging population and the introduction of arthroscopic procedures. The arthroscopic approach to joint surgery, when compared to open surgery, is attractive to many patients and surgeons because it is minimally invasive and results in reduced trauma, shorter rehabilitation times and expedited return to full physical activity.

  There are approximately 7,400 surgeons in the United States who consider sports medicine/arthroscopy to be their primary practice. In the United States, sports medicine surgeons and orthopedic specialists performed an estimated 1.8 million diagnostic and therapeutic arthroscopic procedures in 1993. Of these 1.8 million procedures, approximately 1.3 million related to the knee, 300,000 to the shoulder and 170,000 to the small joints in the elbow, ankle, hand and wrist. The Company estimates that approximately 875,000 of these procedures could have involved soft tissue repair if the appropriate arthroscopic repair devices and technologies had been available.

SURGICAL JOINT REPAIR: THE CURRENT PRACTICE

 Open Surgery

  Severe joint injuries have historically been treated using open surgery involving hospital admittance, large incisions, associated trauma and lengthy rehabilitation. Traditional methods of joint stabilization involving reattachment of soft tissues to bone are complex, highly invasive, time-consuming and technically challenging. The traditional method to repair shoulder instability, the Bankart procedure, requires the surgeon to create curved holes in bone through which sutures are threaded and used to attach the ligament. The technical complexity of the Bankart procedure and potential complications such as fracture of, or suture cuts through, the bones in the shoulder have limited the number of surgeons willing to perform it. Complications associated with the Bankart procedure are also experienced in treating other orthopedic injuries such as those of the knee, foot, hand, ankle and elbow.

  Historically, soft tissue has been reattached to bone using metal surgical screws or staples. These devices are placed through the tissue to secure it directly to the bone. Metal screws and staples generally require large incisions, are difficult to implant and protrude above the surface of the bone, creating potential damage to healthy tissue. If a revision or corrective surgery is required, it is difficult to remove the previously attached devices without additional tissue damage. As a result, the device is often left in place, which leads to less than optimal placement of the revision devices.

  To address the limitations of metal surgical screws and staples, the bone anchor was introduced in 1989. A bone anchor is deployed in the bone and becomes secured below the outer surface of the bone. This device has an attached suture used to secure soft tissue structures to the bone. A bone anchor is delivered in a fashion allowing for a smaller incision than traditional metal screws and staples. The bone anchor has rapidly become the device of choice for soft tissue-to-bone repairs in open surgery because of its relatively small profile and diameter, ease of insertion and position below the surface of the bone.

 Arthroscopy

  To attempt to minimize the trauma and complications associated with surgery, surgeons have developed arthroscopic techniques for the repair of orthopedic joint injuries. When using arthroscopic techniques, the surgeon makes a small incision through which he passes a fiberoptic illuminated imaging tube, called an arthroscope, through which he can see the injury. Through another small incision, the surgeon typically inserts another tube, called a cannula, through which he passes surgical instruments and suture to make the necessary repairs.

   The introduction of minimally invasive arthroscopic techniques has led to an increase in the number of patients who elect to undergo joint repair surgery in order to avoid the uncertain outcome of immobilization therapy or the trauma of open surgery. However, conventional arthroscopic surgical techniques, when applied to tissue reattachment, have generally been unable to mimic proven techniques employed in open surgery. Accordingly, with the exception of certain procedures of the knee, much of the joint reconstruction performed today is performed in an open surgery format.

 Limitations of Conventional Bone Anchors

  Bone anchors may be used for both open surgery and arthroscopic procedures. The vast majority of bone anchors used today employ permanently implanted metal barbs or self-tapping screw threads to provide sufficient holding strength. As a result, these metallic bone anchors are difficult to remove if a correction or revision is required during the initial surgery or second surgery. Moreover, even if they are removable, metal devices may leave a hole in the bone that can be filled only with a revision device that is larger than the available bone space. If removal is not possible, the existence of the first implanted device makes it difficult to deploy revision bone anchors or sequential devices in close proximity to the first device, therefore precluding surgeons from achieving precise attachment of the tissue to locations on the bone which are critical for tissue reattachment. Most bone anchors on the market do not have integrated one-piece delivery systems, and, if delivered incorrectly, the pieces comprising the bone anchor can separate prematurely and lodge in the surrounding tissue, making it difficult to find and remove from the joint. Metal bone anchors currently on the market require bone holes which may be too deep to properly deploy within small bones, and potential protrusion of metallic devices through the bone and into tissues surrounding small bones is a serious post-operative concern.

 Limitations of Arthroscopic Soft Tissue-to-Bone Repair

  Although bone anchors can be deployed through minimally invasive arthroscopic techniques, there has not been widespread acceptance of this approach by surgeons. Under the limited visual field provided by the arthroscope, barbed and threaded bone anchors can be misplaced and may attach to soft tissue structures instead of bone, leading to improper fixation and potential migration of the metallic device into the joint itself. Placing bone anchors at the site of attachment is only one aspect of the reattachment surgery. After sutures have been attached to the bone using bone anchors, the sutures must be threaded through the detached tissue and then secured to the bone with the proper placement of tight knots through tubes or cannula. Current limitations on arthroscopic suturing and knot-tying techniques have limited the number of surgeons willing to perform the surgery arthroscopically. Clinical studies involving arthroscopic shoulder repair indicate a higher rate of recurrent instability when compared to results from open surgery.

INNOVASIVE DEVICES' SOLUTION

  Innovasive Devices' current products are designed to address the limitations of conventional methods of tissue-to-bone repair. The Company's IDeal Arthroscopic Tissue Repair System includes suture fasteners, a suture grasper and a knot pusher. Innovasive Devices ROC suture fasteners are polymer-based devices with an integrated delivery system designed to be easily revised and to be placed in close proximity to each other. The Company's suture grasper and knot pusher enable surgeons to mimic open surgery techniques and achieve comparable clinical results in an arthroscopic environment.
  ROC suture fasteners are inserted below the surface of the bone and use attached sutures in order to hold soft tissue against bone during the eight to twelve week healing period. Over time, the sutures degrade and are metabolized by the body while the healed tissue and bone permanently cover the suture fastener. The ROC suture fastener is comprised of a rigid drive pin and a flexible polyethylene outer sleeve. When deployed, the sleeve, which is forced open by the drive pin, radially expands and displaces the soft porous bone beneath the hard cortical surface to create a compression fit within the bone. The following diagram illustrates how a ROC suture fastener is deployed into the bone.

[Drawing of ROC      [Drawing of ROC        [Drawing of          [Drawing of
suture fastener      suture fastener        fastener fully       fastener
placed in top of     halfway into drill     embedded in drill    embedded in
drill hole in bone,  hole, with delivery    hole, with           bone, with
with delivery        system attached and    delivery system      sutures free
system attached and  and suture extended    detached from        to be tied.]
suture extended      from fastener.]        fastener.]
from fastener.]

                                  [DIAGRAM 1]


Pre-                 During deployment:     Deployment           Top down view
deployment:          Drive rod              complete:            of ROC after
ROC placed in        pushes inner           Fastener             placement.
drill hole to        pin down,              deployed             Note attached
confirm              resulting in           below the            suture which
placement.           expansion of           bone surface         can be used
                     ROC and                and separated        to tie down
                     compression            from the             tissue.
                     of bone.               delivery
                                            system.

  The unique radial osteo compression method of attachment has allowed the Company to develop a family of ROC suture fasteners with a high holding strength-to-profile ratio making them more efficacious in a broad variety of bone types and sizes. All ROC suture fasteners can be removed and revised with another ROC suture fastener if a second surgery or revision is required. Because the ROC suture fasteners are not metal devices, a new bone hole can be drilled directly into an initially deployed ROC suture fastener and a new revision device can be deployed on top of or near the initial site. The ROC design allows for placement of suture fasteners in close proximity for precise positioning, which enhances tissue-to-bone reattachment. Because ROC suture fasteners exhibit compression fixation across the entire surface area of the device, existing designs can be used in bone holes as shallow as 6mm (approximately 1/4 inch) in depth, as compared to a minimum of 8mm (approximately 1/3 inch) for most competitive products, making them ideal for small joint tissue repair. The ROC suture fastener is placed into pre-drilled holes and is secured in place by the expansion of the outer sleeve by an inner drive pin deployed by a rod contained in the delivery system. Accordingly, the ROC suture fastener does not need to be forced, hammered or screwed into the bone and is therefore more suitable for placement in smaller, more fragile bones. The Company is developing suture fasteners based on its proprietary ROC design using new bioabsorbable and biomaterial composites which will dissolve or remodel into surrounding tissue after the reattached tissue has firmly healed.

  The ROC XS (for "eXtra Strength"), which was designed to provide additional holding strength in soft bone structures, is a three part hard plastic device which creates a 360 degree "umbrella" effect within the porous bone. The ROC XS was initially developed for rotator cuff repairs in the shoulder, which often involve the fixation of tissue to softer bone, particularly in older patients. The following diagram illustrates how the ROC XS is implanted.

[Drawing of ROC XS             [Drawing of ROC XS       [Drawing of ROC XS
suture fastener placed         fully embedded in        embedded in drill hole,
in top of drill hole           drill hole, with         with suture attached to
in bone.]                      suture free to tie       tissue lying on top
                               down tissue.]            of bone.]

                                  [DIAGRAM 2]

ROC XS prior to                The fully expanded ROC   Completion of repair
placement: Hole has            XS.                      with the ROC XS,
been created with awl                                   showing tissue
or drill.                                               attached with suture.

  The Company has also developed a device, called a suture grasper, which allows for arthroscopic suturing without needles and a device, called a knot pusher, which facilitates the arthroscopic tying of surgical knots. The Company believes that its suture fasteners, suture grasper and knot pusher provide an integrated system that reproduces open surgery techniques in an arthroscopic format.

STRATEGY

  The Company's business strategy for establishing and maintaining leadership in the minimally invasive soft tissue fixation market consists of the following key elements:

 Focus on Arthroscopic Soft Tissue Repair Market

  The Company will continue to develop minimally invasive, cost-effective solutions for soft-tissue repair. The Company believes there are significant advantages to arthroscopic techniques, including: reduced patient trauma, shorter rehabilitation times and expedited return to full physical activity. Despite these advantages, conventional arthroscopic treatments available to perform soft tissue repair are unable to mimic the results of open surgery. As a result, the Company believes a major opportunity exists for innovative products which improve upon the clinical results associated with conventional athroscopic surgery.

 Continue to Develop a Clinically Focused Sales Organization and Leverage Clinical Relationships

  Most joint repair surgeries are performed by the approximately 7,400 surgeons who consider sports medicine or arthroscopy to be their primary practice. The Company believes that this relatively small number of physicians affords it a unique opportunity to develop a cost-effective, clinically focused sales effort. The Company has established and will continue to expand its sales force to market and distribute its products in the United States. In conjunction with its clinically focused sales force, the Company intends to utilize the strong relationships it has established with its Clinical Advisory Group and Medical Advisory Board to accelerate market acceptance and increase the market share of its products.

 Establish Strategic Partnerships

  The Company will pursue strategic corporate partnerships with other medical device manufacturers and marketers focused on new product development, commercializing applications of its technology outside of arthroscopy and sports medicine and licensing and/or distributing third parties' sports medicine products. The Company has established a strategic relationship with Collagen Corporation which includes a Research and Development Agreement, a Manufacturing and Supply Agreement and a Distribution Agreement. The Research and Development Agreement provides that the companies will jointly develop suture fasteners made from collagen-based materials. Beyond arthroscopy and sports medicine, the Company intends to apply for FDA clearance to market products in the fields of uro/gynecology, maxillo-facial trauma repair and endoscopic plastic surgery. The Company expects that in these markets it will seek a marketing partner to assist the Company in achieving rapid market acceptance and penetration.

 Establish a Position of Technological Leadership and Protect Its Proprietary Technologies

  The Company's strategy is to be a technological leader in the minimally invasive soft tissue repair market. The Company believes that its ROC technology and proprietary instruments provide significant performance advantages over alternative bone anchors. Innovasive Devices intends to establish a position of technological leadership through an aggressive research and development program. Specifically, the Company is designing and testing its next generation of ROC suture fastener products using bioabsorbable and biomaterial composites. The Company aggressively seeks to protect its proprietary technological positions through a combination of trade secret laws and other contractual provisions and measures, and by a regular process of filing patent applications throughout the world. The Company has been granted United States and foreign patents covering ROC technology and associated instruments and has submitted several United States and foreign patent applications regarding various instruments, delivery systems and methods.

CURRENT PRODUCTS AND APPLICATIONS

  The Company currently markets a family of suture fastener products cleared by the FDA for clinical applications for the shoulder, knee, elbow, wrist, hand and ankle. In addition, the Company markets a family of arthroscopic instruments, including the IDeal Suture Grasper and the IDeal Knot Pusher. All of the Company's current products have received 510(k) clearance or have been exempted by the FDA from the 510(k) clearance process. The following chart sets forth the product release date, current applications and features and benefits of the Company's current products:

                      INITIAL         CURRENT
      PRODUCT       RELEASE DATE    APPLICATIONS           FEATURES AND BENEFITS
- -----------------------------------------------------------------------------------------
  2.8mm ROC        March 1995     shoulder, knee,  . primary fastener for hard bone
  Suture Fastener                 foot and ankle   . all polymer design
                                                   . revisable
                                                   . available for open and
                                                    arthroscopic repair
- -----------------------------------------------------------------------------------------
  3.5mm ROC        May 1994       shoulder, knee,  . primary fastener for soft bone
  Suture Fastener                 foot and ankle   . revision fastener for 2.8mm ROC
                                                   . all polymer design
                                                   . revisable
                                                   . available for open and
                                                    arthroscopic repair
- -----------------------------------------------------------------------------------------
  1.9mm ROC        April 1996     shoulder, hand   . primary fastener for small bones
  Suture Fastener                 and wrist        . all polymer design
                                                   . revisable
                                                   . 5mm fastener length
- -----------------------------------------------------------------------------------------
  2.3mm ROC        May 1996       shoulder, hand   . revision fastener for 1.9mm ROC
  Suture Fastener                 and wrist        . all polymer design
                                                   . revisable
                                                   . 5mm fastener length
- -----------------------------------------------------------------------------------------
  3.5mm ROC XS     May 1996       shoulder         . added holding strength for soft bone
  Suture Fastener                                  . revision fastener for 3.5mm ROC
                                                   . all polymer design
- -----------------------------------------------------------------------------------------
  IDeal Suture     January 1995   open and         . 15, 30, 45 and 60 degree angles
  Grasper                         arthroscopic     . arthroscopically sutures tissue
                                  tissue suturing   without needle
- -----------------------------------------------------------------------------------------
  IDeal Knot       September 1994 open and         . delivers all types of knots
  Pusher                          arthroscopic     . tip spreads to tighten knots
                                  knot tying


  The Company markets its fasteners and instruments as part of its complete IDeal Arthroscopic Tissue Repair System, but each of the components may be purchased separately. The Company also offers customized, reusable drill guides, drills, ROC handles and awls as part of its standard instrument set used to deploy the ROC family of suture fasteners. The Company markets this instrument set in a standard tray which is universal to all the ROC suture fasteners. The universal tray allows the hospital to standardize its soft tissue fixation using a single cost effective instrument set.

PRODUCT DEVELOPMENT

  Innovasive Devices has a variety of new products in various stages of development designed to address a number of clinical needs. The Company does not currently have FDA clearance to market any of these products.

 NEXT GENERATION SUTURE FASTENERS

  Bioabsorbable ROC Suture Fasteners. Innovasive Devices has been developing bioabsorbable suture fasteners employing the ROC design. Suitable bioabsorbable materials have been identified, fasteners have been manufactured and pre-clinical testing is under way. The goal is to develop a suture fastener with the mechanical properties of the current ROC fastener in a format that will degrade and absorb into surrounding tissue after the damaged tissue has securely reattached to the bone.

  Collagen Biomaterial Tissue Repair Systems. The Company has a collaborative agreement with Collagen Corporation to develop tissue repair systems utilizing the biomaterial collagen. Products are being designed to degrade into by-products which will reincorporate, or remodel, into surrounding tissues, such as cartilage or bone. The initial project, a collagen suture fastener, is in Phase I pre-clinical testing.

  Arthroscopic ROC XS and Mini ROC XS. The Company recognizes the clinical need for soft bone tissue attachment in small bones and conditions where arthroscopic delivery is preferable. The ROC XS product line is being expanded to address these clinical needs.

 MENISCAL AND CARTILAGE REPAIR

  The meniscus is a pad of spongy cartilage tissue which acts as a shock absorber between the two major bones which form the knee. The surfaces of the bones are covered by articular cartilage that also cushion the joint. Tears of the meniscus and damage to the articular cartilage are two common orthopedic injuries. Conventional techniques for meniscal and cartilage repair may be rather tedious, time-consuming and accompanied by risks of complications.

  Meniscal Repair. Tears of the meniscus are currently treated primarily by arthroscopic menisectomy, the removal of torn tissue. Partial menisectomies can be performed in a matter of minutes with limited risks of complications and often result in short-term functional improvements of the knee due to the removal of attached and detached tissue fragments. However, menisectomies may lead to greater knee instability and accelerate the onset of degenerative knee disease. An alternative treatment for tears of the meniscus is meniscal suture repair, which involves the repeated passing of long needles and suture through the tight confines of the knee joint to reapproximate the torn tissue.

  The Company believes that there were approximately 500,000 partial menisectomies and 200,000 meniscal suture repairs performed in 1993. Innovasive Devices intends to expand its product offering to knee applications with the development of an arthroscopic system designed to repair the torn meniscus. This product is currently in pre-clinical testing and is designed to replace current suturing techniques.

  Cartilage Repair. Conventional techniques to treat articular cartilage damage include the removal of loose cartilage tissue or treating the bony surface to cause the formation of a coating scar tissue. The Company believes that approximately 225,000 articular cartilage treatments were performed in 1993. Innovasive Devices is currently developing instrument sets designed to enable surgeons to repair articular cartilage defects of the knee using an arthroscopic approach.

 NON-ARTHROSCOPY/SPORTS MEDICINE APPLICATIONS

  Innovasive Devices believes that a significant market opportunity is available for its existing products and core proprietary technologies outside of the arthroscopy/sports medicine market. The Company intends to seek FDA clearance for its devices for several non-arthroscopy/sports medicine applications, including those set forth below. No assurance can be given as to when or whether the Company will receive such clearances.

  Uro/Gynecology. Female urinary incontinence can result when the bladder sags from its original position and alters the architecture of the urinary retention structures within the urinary tract. Pain and reproductive problems can occur when the uterus sags from its normal position and impinges upon adjacent tissue structures. The Company believes that its suture fasteners can be delivered in an open or minimally invasive laparascopic approach to attach and elevate the sagging bladder neck or uterus to the pubic bone.

  Reconstructive and Endoscopic Plastic Surgery. Reconstructive plastic surgery typically requires the reattachment of bone and tissue to surrounding bone. Occasionally, tissue must be removed and replaced for aesthetic considerations. The Company believes its proprietary fixation technology can be developed to provide a means to reattach bone and tissue structures using conventional or biomaterial fracture fixation plates. The Company also believes that suture fasteners using its proprietary ROC technology in a minimally invasive endoscopic procedure can be developed to attach sagging tissue structures which cause facial wrinkles. If products are developed for endoscopic plastic surgery using Collagen Corporation's proprietary technology, Collagen Corporation would have the right to distribute such products under its distribution agreement with the Company. See "Business-- Relationship with Collagen Corporation."

RESEARCH AND DEVELOPMENT

  The Company's objective is to continue to develop innovative products for the sports medicine/arthroscopy market and to maximize the potential of its core proprietary technology in non-orthopedic markets. The Company's research and development department currently consists of five engineers with substantial design experience in the field of arthroscopy. During the fiscal years ended December 31, 1993, 1994 and 1995 and for the three-month period ended March 31, 1996, the Company incurred expenses of $922,000, $1.2 million, $1.6 million and $582,000, respectively, in connection with its research and development efforts, and anticipates a substantial and increasing commitment to ongoing programs.

  The Company's research and development department is continually engaged in assessing new tissue repair device technologies and techniques which are applicable to the Company's business strategy. The research and development engineers spend a significant amount of time with surgeon advisors and members of the Company's Medical Advisory Board in evaluating new product ideas. The Company has collaborative arrangements with university-based research centers for pre-clinical design testing. In the future, the Company's research and development efforts may include the identification of new technologies developed by others and the acquisition or licensing of new technologies and product lines and extensions.

SALES AND MARKETING

  The Company's sales and marketing strategy is to focus its efforts on arthroscopic/sports medicine surgeons through a combination of direct sales calls, clinical workshops and presentations at medical meetings and symposiums. Innovasive Devices' products are marketed domestically to approximately 7,400 arthroscopic surgeons and sports medicine specialists. The Company's clinical sales agents and marketing personnel meet with surgeons to conduct product demonstrations, attend surgical procedures and provide training. Sales and marketing personnel also attend numerous domestic and foreign medical conventions each year where they exhibit and demonstrate the Company's products.

  The Company markets its products to surgeons in the United States through a network of ten clinical employee sales representatives, 53 independent sales agents and two regional sales managers. In addition to its field sales force, as of March 31, 1996 the Company employed a staff of five corporate marketing, sales and customer service support staff employees. This staff, which includes the Company's worldwide Director of Sales, manages clinical training workshops, sales management, print and video promotion, sales data analysis, convention management and international marketing. The Company ships to and invoices its hospital customers directly.

  The Company markets its products internationally through established distributors of orthopedic medical devices. The Company's products are sold directly to stocking distributors who sell the products to hospitals and clinics. For the three months ended March 31, 1996, international sales accounted for 28.4% of net sales.

  Innovasive Devices also works with a Clinical Advisory Group ("CAG") of ten surgeons located across the United States. The members of the CAG are opinion leaders in the field of arthroscopy and sports medicine and are affiliated with professional athletic teams, collegiate athletic departments and major orthopedic hospitals. The Company relies on the CAG to conduct workshops at which new surgeons train on the use of the Company's products, evaluate products clinically prior to their general market release, present the Company's products at conferences, assist in creating training videos and advise the Company on new surgical and product techniques.

MANUFACTURING AND QUALITY CONTROL

  The manufacture of the Company's devices and instruments consists of inspection, assembly, testing and packaging of components that have been molded, machined or manufactured to the Company's specifications by outside contractors. The Company maintains a high level of quality control and inspects each lot of components to ensure that they comply with the Company's exacting specifications. The Company abides by the FDA's Good Manufacturing Practices and the requirements of foreign regulatory agencies. Samples of sterilized products are sent to a certified laboratory to validate that sterilization procedures have been adequately performed. After this validation, the products are shipped to customers.

  Most purchased components are available from more than one vendor. For certain of these components, there are relatively few alternative sources of supply and establishment of additional or replacement suppliers for such components cannot be accomplished quickly. Many components are injection molded using Company owned molds. Many polymer components have only one mold and replacement of the molds can take 12 to 16 weeks. Any bioabsorbable materials used in future products will likely be available from a single source. Any supply interruption from single source vendors could have a material adverse effect on the Company's ability to supply products.

  There is a risk that certain suppliers may terminate sales of certain materials to companies that manufacture medical devices in an attempt to limit their potential product liability exposure. If the polymers which are used to manufacture the Company's ROC suture fasteners become unavailable, the Company would be required to identify a new polymer material for the suture fasteners and certify the quality and suitability of the new material. In addition, a new 510(k) clearance would have to be obtained to market products manufactured from the new materials. This process could take a substantial period of time and there is no assurance that the Company would be able to identify, certify or obtain clearance for the new polymer based fasteners.

RELATIONSHIP WITH COLLAGEN CORPORATION

  The Company is a party to a Research and Development Agreement, a Manufacturing and Supply Agreement and a Distribution Agreement with Collagen Corporation, a leading developer of implantable bovine collagen. Pursuant to these agreements, the Company and Collagen Corporation have cross-licensed their respective technologies relating to collagen materials and medical devices. After the offering contemplated by this Prospectus, Collagen Corporation will be the holder of approximately 11.6% of the Company's outstanding Common Stock. Pursuant to an agreement among the Company and certain of its stockholders, Collagen Corporation has the right to designate one member of the Company's Board of Directors so long as it holds at least five percent of the Company's outstanding Common Stock on a fully-diluted basis. Howard D. Palefsky, the Chief Executive Officer of Collagen Corporation, currently serves as Collagen Corporation's designee on the Company's Board of Directors.

  Under the Research and Development Agreement, the Company and Collagen Corporation have agreed to undertake the joint development of suture fasteners made from collagen-based materials, to be funded by the Company up to certain amounts as specified in an agreed project plan. The Research and Development Agreement contemplates subsequent development of collagen-based tissue fixation devices if the parties can agree on a project plan and budget for their development. Any technology jointly developed pursuant to a project plan is to be owned jointly by the parties. Until October 17, 2000, the parties have agreed to work exclusively together with respect to the development of products covered by the agreement. With respect to products for which a project plan has been approved by the parties prior to October 17, 2000 and for which there is funding through completion of development, Collagen Corporation and the Company have agreed not to commence the development of competing products until after the second anniversary of the first commercial sale of such products.

  The Manufacturing and Supply Agreement provides that Collagen Corporation will be the exclusive supplier to the Company for products manufactured from collagen and developed under the Research and Development Agreement. If Collagen Corporation is unable to supply such products, the Company is entitled to develop a second source of supply. The Manufacturing and Supply Agreement remains in effect with respect to a product until either the Distribution Agreement between Collagen Corporation and the Company relating to such product terminates or expires or until the Manufacturing Agreement is terminated by reason of default or as the result of the bankruptcy or insolvency of a contracting party.

  The Distribution Agreement provides that Collagen Corporation will have exclusive distribution rights to the Company's 3.5mm, 2.8mm and 1.9mm ROC suture fasteners and collagen-based products developed under the Research and Development Agreement which are labelled for facial plastic surgery or dermatology applications. Under the agreement, the Company will have exclusive distribution rights to collagen-based products developed under the Research and Development Agreement which are labelled for orthopedic applications. Each party must sell a minimum number of units of products in its exclusive field to maintain exclusivity; otherwise, the other party gains co-exclusive rights to market and distribute products in that field. Under the agreement, a distributing party will purchase products from a manufacturing party at various discounts from the actual average selling price of the products, and Collagen Corporation is required to pay royalties to the Company with respect to Collagen Corporation's net sales of products for which development was funded by the Company pursuant to the Research and Development Agreement.

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company believes that a key element of its competitive advantage depends on its ability to develop and maintain proprietary aspects of its technology. To this end, the Company files patent applications to protect technology, inventions and improvements that it believes are significant to the growth of its business. The Company has four issued patents and 37 U.S. and foreign patent applications pending. Of its issued patents, the Company owns one United States patent and one foreign patent that relate directly to its radial osteo compression (ROC) technology. The other two U.S. patents are directed to surgical tools and methods. There are five pending patent applications in the United States and nine foreign applications pending that all relate to the core fastening technology. An additional ten patent applications claiming various surgical tools, systems and methods have been filed in the United States, while 13 such applications have been filed abroad.

  The Company has received a notice alleging that instruments based on one of its patents may infringe the patent of a third party. The only products currently manufactured by the Company using the Company's patent are its knot pusher and laparascopic scissors. Based on advice of its patent counsel, the

Company does not believe that its knot pusher or laparascopic scissors infringe the cited third party patent and intends to vigorously defend its position. However, the Company may not be able to successfully defend against an infringement claim and there can be no assurance that the Company will not become subject to other patent infringement claims or litigation or interference proceedings. Moreover, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents and will not obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company. Accordingly, there can be no assurance that the Company's products have not, do not or will not infringe any patents or other proprietary rights of third parties.

  The Company typically requires its employees, consultants and advisors to execute appropriate confidentiality agreements in connection with their employment, consulting or advisory relationships with the Company. The Company also typically requires its employees, consultants and certain advisors to agree to disclose and assign to the Company all inventions conceived of on Company time, using Company property or which relate to the Company's business. There can be no assurance, however, that the foregoing agreements will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology.

COMPETITION

  The Company faces strong competition in the marketplace from metal bone anchors sold by large corporations with orthopedic divisions. Mitek Surgical Products, Inc. ("Mitek"), a division of Johnson & Johnson, the Zimmer and Linvatec divisions of Bristol-Meyers Squibb Company, Dyonics, Inc. ("Dyonics"), a subsidiary of Smith & Nephew, Inc., and Arthrotek Inc., a division of Biomet, Inc., all compete in the Company's market with metal suture anchors. Dyonics currently sells an all plastic design as well as a bioabsorbable suture fastener. These competitors have significantly greater financial, manufacturing, marketing, distribution and technical resources than the Company. Mitek, which sells a metal barbed anchor, currently has the largest share of the suture fastener market. The Company also faces competition from smaller companies developing new metallic anchor systems, including Arthrex Inc., Li Medical, Inc. and Orthopaedic Biosystems Ltd., Inc.

  The Company believes that its products compete favorably against its competitors based on a number of factors, including the Company's proprietary radial osteo compression design which permits adequate holding strength in both large and small bones and can be modeled from plastic, bioabsorbable polymers and biomaterials; the revisability of the Company's fasteners; the availability of a proprietary arthroscopic delivery system for its products; and the small profile of the Company's products when inserted into bone, which permits its fasteners to be deployed in the small bones of the wrist, hand, ankle and foot. However, there can be no assurance that the Company's competitors will not succeed in developing products and technologies that are more effective or less costly than those that have been or may be developed by the Company.

GOVERNMENT REGULATION

  Clinical testing, manufacture and sale of the Company's products, including the ROC suture fasteners, the IDeal suture graspers and IDeal knot pusher are subject to regulation by the FDA and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  In the United States, medical devices are classified into one of three classes (i.e., Class I, II, or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, pre-market notification and adherence to GMPs) and Class II devices are subject to general and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines). Generally, Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

  Before a new device can be introduced in the market, the Company must generally obtain FDA clearance or approval through either clearance of a 510(k) notification or approval of a PMA. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. The FDA recently has been requiring more rigorous demonstration of substantial equivalence than in the past, including in some cases requiring submission of clinical trial data. The FDA may determine that the proposed device is not substantially equivalent to a predicate device or that additional information is needed before a substantial equivalence determination can be made. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, but the process may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination or a request for additional information could prevent or delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition or results of operations. For any of the Company's devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission.

  A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence which typically includes extensive information (including relevant bench tests, laboratory and animal studies and clinical trial data) to demonstrate the safety and effectiveness of the device. The PMA application also must contain a complete description of the device and its components; a detailed description of the methods, facilities and controls used to manufacture the device; and the proposed labeling, advertising literature and training materials (if any). The PMA process can be expensive, uncertain and lengthy. A number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA or PMA supplements or new PMAs.

  If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an IDE application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval.

Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided that compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

  To date, all of the Company's products have received 510(k) clearance or have been exempted by the FDA from the 510(k) clearance process. The Company has made modifications to its devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. There can be no assurance that any proposed modification will be cleared on a timely basis, if at all.

  The Company anticipates that its bioabsorbable suture fasteners under development will be considered a Class II device subject to the 510(k) clearance process. The need for clinical studies to support a 510(k) submission for this device has not yet been determined, but there can be no assurance that the FDA will not require such studies. With respect to the biomaterial suture fasteners currently under development, although the Company has had an initial discussion with the FDA, there has been no determination whether 510(k) clearance or PMA approval will be required. To the Company's knowledge, collagen-based medical devices currently being marketed have required PMA approval. The Company anticipates that the FDA will require clinical trial data for its biomaterial suture fastener, regardless of which regulatory path the FDA ultimately requires. There can be no assurance the FDA will not determine that the Company's future products, including the bioabsorbable and biomaterial suture fasteners now in development, must adhere to the more costly, lengthy, and uncertain PMA approval process. There also can be no assurance that the Company will obtain FDA clearance or approval for such future products on a timely basis, if at all, or that the FDA will not impose limitations on the intended use of such products as a condition of clearance or approval. Any delay in receipt of, failure to obtain, or limitations on clearance or approval could have a material adverse effect on the Company's business, financial condition or results of operation.

  Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Devices Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

  The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements, and other applicable regulations. The FDA has proposed changes to the GMP regulations which will likely increase the cost of compliance with GMP requirements. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition or results of operation.

  The Company is also subject to regulation in each of the foreign countries in which it sells its products in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to the Company's products in these countries are similar to those of the FDA. The national health organization of some countries require the Company's products to be qualified before they can be marketed in those countries. The Company relies on its international distributors to comply with these requirements. To date, the Company has not experienced significant difficulty in complying with these regulations.

  The Company is in the process of implementing policies and procedures which are intended to allow the Company to receive ISO 9001 certification. ISO 9001 standards for quality systems in manufacturing have been developed to ensure that companies know, on a worldwide basis, the standards of quality to which they will be held. The European Union has promulgated rules which require that medical products receive the CE mark by mid-1998. The CE mark is an international symbol of quality and compliance with applicable European medical device directives. Failure to receive CE mark certification will prohibit the Company from selling its products in Europe. There can be no assurance that the Company will be successful in meeting the certification requirements. ISO 9001 certification is one of the CE mark certification requirements.

  The Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions and environmental protection. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

PRODUCT LIABILITY AND INSURANCE

  Medical device companies are subject to an inherent risk of product liability and other liability claims in the event that the use of their products results in personal injury. The Company maintains liability insurance coverage in the amounts deemed appropriate by management based upon the nature and risks of its business in general and its actual experience to date. There can be no assurance that a future claim will not exceed insurance coverage or that such coverage will continue to be available. In addition, any substantial increase in the cost of such insurance could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of March 31, 1996, Innovasive Devices employed 40 individuals, 13 of whom were engaged in research and development and regulatory and quality assurance, six in manufacturing and 21 in marketing, sales and administrative positions. The Company also contracts with outside consultants. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that it maintains good relations with its employees.

FACILITIES

  The Company is in the process of transitioning its operations from its facility in Hopkinton, Massachusetts to Marlborough, Massachusetts. The Company will continue to occupy the portion of its premises in Hopkinton which contain its "clean room," where certain manufacturing operations take place, until its new "clean room" facility is validated by the FDA. With the exception of the manufacturing space described above, the Company has vacated its 18,000 square-foot facility located in Hopkinton, 6,000 square feet of which is subject to a lease terminating in June 1997. The Marlborough facility contains approximately 28,000 square feet, which is divided equally between offices, manufacturing and expansion space. The facility is leased through May 2002. The Company has options to renew the lease for a total of six additional years and has a right of first offer on additional space in the building. The Company believes this facility is adequate to meet its anticipated real estate requirements for the foreseeable future.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of the Company are as follows:

 NAME                               AGE                 POSITION
 ----                               ---                 --------
Richard D. Randall.................  44 President, Chief Executive Officer and
                                         Director
James E. Nicholson.................  57 Chief Technical Officer and Director
James V. Barrile...................  41 Executive Vice President of Finance,
                                         Chief Financial Officer and Treasurer
Eric L. Bannon.....................  37 Vice President of Regulatory Affairs and
                                         Quality Assurance
Rickey D. Hart.....................  32 Vice President of Advanced Projects
John T. Rice.......................  43 Vice President of Research and
                                         Development
Philip H. Heitlinger...............  36 Director of Sales
Royce C. Kahler, Jr................  49 Director of Operations
Karen L. Mattocks..................  39 Director of Marketing
Joseph A. Ciffolillo (1)...........  57 Director
Thomas C. McConnell (2)............  41 Director
Robert R. Momsen (1)...............  49 Director
Howard D. Palefsky (2).............  49 Director

- --------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Mr. Randall has been President, Chief Executive Officer and a director of the Company since February 1994. He currently serves as a director of Target Therapeutics, Inc. ("Target"), a developer of neurovascular devices. He was employed by Target from June 1989 to January 1994, during which time he served as President, Chief Executive Officer and Chairman. Mr. Randall currently serves as Chairman of the Board of Directors of Conceptus, Inc. ("Conceptus"), a developer of minimally invasive devices for reproductive medical applications. He was also acting President and acting Chief Executive Officer of Conceptus from December 1992 to July 1993. Mr. Randall is also a director of Neuro Navigational Corporation, a minimally invasive neurosurgery company.

  Mr. Nicholson, a co-founder of the Company, has been a director of the Company since the Company's inception in September 1991. He has also served as Chief Technical Officer since February 1994 and President and Chief Executive Officer from inception to February 1994. He was founder and President of Nicholson Associates, Inc. ("Nicholson Associates"), a surgical device company which was formed in June 1990 and merged into the Company in May 1992. Mr. Nicholson was also a co-founder of Mitek Surgical Products, Inc., a bone anchor manufacturer, and served as its President from 1985 to 1990.

  Mr. Barrile, a co-founder of the Company, currently serves as Executive Vice President of Finance, Chief Financial Officer and Treasurer. He has been Chief Financial Officer and Treasurer of the Company since the Company's inception in September 1991. He was formerly Vice President of Finance from the Company's inception to April 1996. Mr. Barrile was also Treasurer of Nicholson Associates from September 1991 until its merger into the Company. From 1978 to 1991, he was employed by Nova Biomedical Corporation, a medical laboratory instrumentation manufacturer, most recently serving as Treasurer and Director of Finance.

  Mr. Bannon currently serves as Vice President of Regulatory Affairs and Quality Assurance, having served as Director of Quality Assurance and Regulatory Affairs from August 1992 to April 1996. From May 1989 to August 1992, he was manager of quality assurance at Dyonics, Inc., an arthroscopic surgical instrumentation company which is a subsidiary of Smith & Nephew, Inc.

  Mr. Hart, a co-founder of the Company, currently serves as Vice President of Advanced Projects, having been an engineer in research and development at the Company from the Company's inception in September 1991 to April 1996. Mr. Hart was formerly with Nicholson Associates from its inception in June 1990.

  Mr. Rice currently serves as Vice President of Research and Development, having served as Director of Research and Development from May 1992 to April 1996. From July 1989 to May 1992, he was an engineering manager at Mitek Surgical Products, Inc.

  Mr. Heitlinger has been Director of Sales at the Company since February 1994. From December 1993 to February 1994, he was regional sales manager for American Surgical Technologies, Inc., a three-dimensional endoscopy company. From September 1993 to November 1993, Mr. Heitlinger was a sales representative for Endomedics, Inc., a disposable laparoscopic products company, and from January 1993 to July 1993 he was regional sales manager for Birtcher Medical Systems, Inc., an electrosurgery company. From June 1983 to January 1993, he held various positions within the Linvatec division of Bristol-Myers Squibb Company, including those of sales representative, director of marketing and product manager.

  Mr. Kahler has been Director of Operations at the Company since May 1994. From May 1989 to May 1994, he was Director of Operations at the Interventional Vascular division of Medtronic Inc., a cardiovascular device company.

  Ms. Mattocks has been Director of Marketing at the Company since March 1993. From March 1987 to March 1993, Ms. Mattocks was a marketing manager at Dyonics, Inc.

  Mr. Ciffolillo has been a director of the Company since February 1994. Now retired, from 1987 to March 1995, he was Chief Operating Officer of Boston Scientific Corporation ("Boston Scientific"), a manufacturer and marketer of minimally invasive medical devices. From March 1995 until his retirement in April 1996, he was Executive Vice President--Office of the Chairman, for Boston Scientific Venture Group, the venture capital division of Boston Scientific. He is also a director of CompDent Corporation, a dental health maintenance organization.

  Mr. McConnell has been a director of the Company since February 1995. He joined New Enterprise Associates, a venture capital firm, in 1985 and has been a general partner since 1989. He is also a director of Conceptus, Inc., Pyxis Corporation, a maker of narcotic medication distribution systems, Penederm Incorporated, a maker of topical drug delivery systems, and Sequana Therapeutics, Inc., a maker of diagnostics for gene identification.

  Mr. Momsen has been a director of the Company since February 1994. He joined InterWest Partners, a venture capital firm, in 1981 and has been a general partner since 1982. He is also a director of ArthroCare Corporation, a manufacturer of arthroscopic surgical equipment, Ventritex, Inc., a manufacturer of implantable cardiac defibrillators, and COR Therapeutics, Inc., a developer of cardiovascular pharmaceuticals.

  Mr. Palefsky has been a director of the Company since September 1995. He has been Chief Executive Officer of Collagen Corporation since 1978. He is also a director of Target Therapeutics, Inc. and Calgene, Inc., an agricultural biotechnology company.

  Each director currently holds office until the next annual meeting of stockholders and until that director's successor has been elected and qualified. Upon the effectiveness of this offering, however, the Company's Board of Directors will be divided into three classes: Messrs. McConnell and Momsen will serve in the class whose term expires in 1997; Messrs. Ciffolillo and Nicholson will serve in the class whose term expires in 1998; and Messrs. Palefsky and Randall will serve in the class whose term expires in 1999. Upon expiration of the term of a class of directors, directors within such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires. Collagen Corporation is entitled to one representative on the Board of Directors so long as it holds at least five percent of the Common Stock of the Company on a fully-diluted basis. Mr. Palefsky, Collagen Corporation's Chief Executive Officer, is its current representative.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

BOARD COMMITTEES

  The Company's Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's stock plans. The members of the Compensation Committee are Messrs. Ciffolillo and Momsen. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements and audit practices of the Company. The members of the Audit Committee are Messrs. McConnell and Palefsky.

MEDICAL ADVISORY BOARD

  The Company has established a Medical Advisory Board consisting of six distinguished surgeons in the fields of orthopedics and sports medicine. The Medical Advisory Board, which meets approximately twice a year with senior management and research and development personnel, makes recommendations to the Company with respect to the proposed development of new products and technologies. The members of the Medical Advisory Board are parties to consulting agreements with the Company and receive options as compensation for their services. The members of the Medical Advisory Board are as follows:

  David Altchek, M.D., is Assistant Attending Surgeon for Sports Medicine and Shoulder Service at the Hospital for Special Surgery in New York City. He is also Assistant Professor of Clinical Surgery at Cornell University Medical College. Dr. Altchek is Team Physician for the New York Mets professional baseball team and North American Medical Director for the Association of Tennis Professionals.

  James R. Andrews, M.D., is one of the founding members of the Alabama Sports Medicine and Orthopaedic Center and the American Sports Medicine Institute in Birmingham, Alabama, located at the HEALTHSOUTH Medical Center. He is National Medical Director of HEALTHSOUTH Corporation, the largest rehabilitation company in the United States. He is also Clinical Professor of Orthopedic Surgery at the University of Virginia School of Medicine and the University of Kentucky Medical Center. Dr. Andrews serves as Co-Medical Director for Intercollegiate Sports at Auburn University and as an orthopedic consultant for the University of Kentucky football team and the Toronto Blue Jays professional baseball team. He currently serves on the Sports Medicine Committee of the United States Olympic Committee.

  Ralph Gambardella, M.D., is Attending Surgeon for Sports Medicine at the Kerlan Jobe Clinic of Centinela Hospital in Inglewood, California. He is also a Clinical Associate Professor at the University of Southern California Department of Orthopedics. Dr. Gambardella is orthopedic consultant for the Los

Angeles Dodgers professional baseball team and the athletic departments at the University of Southern California and Loyola Marymount University.

  Lawrence J. Lemak, M.D., is one of the founding members of the Alabama Sports Medicine and Orthopaedic Center, located at the HEALTHSOUTH Medical Center in Birmingham, Alabama. He is President of the Medical Staff and Executive Committee of the HEALTHSOUTH Medical Center. He is also Professor of Orthopaedic Surgery at the University of Alabama at Birmingham and Clinical Professor of Orthopaedic Surgery at the University of Virginia. Dr. Lemak is Team Physician for Auburn University, Medical Director for the World Football League and Major League Soccer, and Co-Medical Director for the LPGA.

  Felix M. Savoie, III, M.D., is a partner of Mississippi Sports Medicine Orthopaedic Center in Jackson, Mississippi. He is also Clinical Associate Professor of Orthopaedic Surgery at the University of Mississippi Medical Center. Dr. Savoie is a member of the editorial board of The Journal of Arthroscopy.

  John W. Uribe, M.D., is Associate Professor of Orthopedics and Rehabilitation at University of Miami, Jackson Memorial Medical Center. Dr. Uribe is also Orthopedic Consultant for the Miami Dolphins professional football team and the Florida Marlins professional baseball team. Dr. Uribe has published several papers and is an editor of The American Journal of Sports Medicine.

CLINICAL ADVISORY GROUP

  The Clinical Advisory Group ("CAG") consists of ten surgeons located across the United States. The Company relies on the CAG to conduct workshops at which new surgeons train on the use of the Company's products, clinically evaluate products prior to their general market release, present the Company's products at conferences, assist in making training videos and advise the Company on new surgical and product techniques. Members of the CAG receive options as compensation for their services.

DIRECTOR COMPENSATION

  The Company reimburses non-employee directors for expenses incurred in attending Board meetings. In addition, non-employee directors of the Company will receive stock options under the 1996 Non-Employee Director Stock Option Plan. See "Management--Stock Plans." The non-employee directors of the Company are Messrs. Ciffolillo, McConnell, Momsen and Palefsky.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1995 by (i) the Company's Chief Executive Officer and
(ii) the two most highly compensated other executive officers who received annual compensation in excess of $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                              ANNUAL COMPENSATION       COMPENSATION(2)
                         ------------------------------ ---------------
                                                            AWARDS
                                                        ---------------
                                                          SECURITIES
        NAME AND                         OTHER ANNUAL     UNDERLYING       ALL OTHER
   PRINCIPAL POSITION     SALARY  BONUS COMPENSATION(1)     OPTIONS     COMPENSATION(3)
   ------------------    -------- ----- --------------- --------------- ---------------
Richard D. Randall...... $150,000  --         --              --             $244
 Chief Executive Officer
James E. Nicholson......  130,000  --         --              --              --
 Chief Technical Officer
James V. Barrile........  110,000  --         --              --              209
 Executive Vice
 President

- --------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for 1995.
(2) The Company did not make any restricted stock awards, grant any stock appreciation rights ("SARs") or make any long-term incentive plan payouts during 1995.
(3) Represents premiums paid by the Company for term life insurance benefitting the respective estates of Messrs. Randall and Barrile.

OPTION GRANTS

  There were no grants of stock options or SARs to the Named Executive Officers during 1995.

YEAR-END OPTION TABLE

  The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1995:

                       FISCAL YEAR-END OPTION VALUES (1)

                               NUMBER OF SECURITIES
                                    UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                              AT FISCAL YEAR-END (#)    FISCAL YEAR-END ($)(2)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Richard D. Randall..........   50,889       193,556     $524,666    $1,995,562
James E. Nicholson..........      --            --           --            --
James V. Barrile............      --            --           --            --

- --------
(1) No SARs have been granted to date and no stock options were granted to or exercised by the Named Executive Officers during 1995.
(2) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of an assumed market value of $12.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995, the Company had a Compensation Committee comprised of Messrs. Ciffolillo and Momsen and a former outside Board member. The current members of the Compensation Committee are Messrs. Ciffolillo and Momsen.

STOCK PLANS

  1996 Omnibus Stock Plan. The Company's 1996 Omnibus Stock Plan (the "Omnibus Plan") was adopted by the Board of Directors on April 2, 1996 and approved by the stockholders on April 23, 1996. The Omnibus Plan provides for the issuance of a maximum of 250,000 shares of Common Stock, plus such additional number of shares that become available due to the forfeiture of options granted under the 1992 Stock Option Plan, pursuant to the grant of incentive stock options to employees and nonqualified stock options or restricted stock to employees, consultants, directors and officers of the Company. To date, no options or shares have been granted under the Omnibus Plan.

  The Omnibus Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Omnibus Plan, the Compensation Committee has the authority to select the optionees or restricted stock recipients and determine the terms of the options or restricted stock granted, including: (i) the number of shares; (ii) the option exercise terms; (iii) the exercise or purchase price (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant); (iv) the type and duration of transfer or other restrictions; and (v) the time and form of payment for restricted stock and upon exercise of options. Generally, an option is not transferable by the optionholder except by will or by the laws of descent and distribution. No incentive stock option may be exercised more than 90 days following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of one year after such termination.

  1996 Non-Employee Director Stock Option Plan. The 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on April 2, 1996 and approved by the stockholders on April 23, 1996. The Director Plan provides for the grant of options for the purchase of up to 100,000 shares of Common Stock of the Company. To date, no options have been granted under the Director Plan.

  On the date of the first Board meeting after the effectiveness of this offering, each non-employee director then serving will receive an option to purchase 10,000 shares of Common Stock, which will vest over a four-year period at the rate of 25% per year so long as the optionee remains a director. In addition, each new director who is not an employee of the Company will receive upon his initial election to the Board of Directors an option to purchase 10,000 shares of Common Stock, which will vest over a period of four years at the rate of 25% per year provided that the optionee remains a director of the Company. At each annual meeting thereafter, each director then serving will receive 2,500 shares of Common Stock, which will vest over a four-year period at the rate of 25% per year if the optionee remains a director. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable, only to the extent vested, within 180 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable until the earlier of the scheduled expiration date of the option or one year from the death or disability).

  1996 Employee Stock Purchase Plan. The 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors on April 2, 1996 and approved by the stockholders on April 23, 1996. An aggregate of 50,000 shares of Common Stock is reserved for issuance pursuant to this plan. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is in excess of 20 hours per week and more than five months per year, other than those employees who own 5% or more of the Common Stock of the

Company, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will be implemented by one or more offerings of such duration as the Compensation Committee may determine, provided that no offering period may be longer than 27 months. An eligible employee participating in an offering will be able to purchase Common Stock at a price equal to the lesser of: (i) 85% of its fair market value on the date the right was granted; or (ii) 85% of its fair market value on the date the right was exercised. Payment for Common Stock purchased under the plan will be through regular payroll deduction or lump sum cash payment, or both, as determined by the Compensation Committee. The maximum value of Common Stock an employee may purchase during an offering period is 10% of the employee's base compensation during such period, calculated on the basis of the employee's compensation rate on the date the employee elects to participate in that offering. To date, there have been no offerings under the Stock Purchase Plan and no shares of Common Stock have been issued thereunder.

  1992 Stock Option Plan. The Company's 1992 Stock Option Plan (the "1992 Plan") was approved by the directors and stockholders of the Company on May 12, 1992. The 1992 Plan provides for the issuance of a maximum of 692,869 shares of Common Stock pursuant to the grant of incentive stock options to key employees and non-qualified stock options to key employees, directors and consultants of the Company. As of March 31, 1996, options for 679,537 shares were outstanding under the 1992 Plan, at exercise prices ranging from $1.69 to $6.75 per share and at a weighted average option price of $3.30 per share, and options granted thereunder for 4,444 shares of Common Stock had been exercised.

  The 1992 Plan is administered by the Board of Directors of the Company. Subject to the provisions of the 1992 Plan, the Board of Directors has the authority to select the optionees and determine the terms of options granted thereunder, including the term of the option, the option price, the manner of payment, including any vesting provisions applicable to option grants. All incentive stock options granted under the 1992 Plan are required to be granted at fair market value. Options granted under the 1992 Plan are not transferable by the optionholder except by will or under the laws of descent and distribution, and during the lifetime of an optionholder, must be exercised only by the optionholder. Generally, options granted under the 1992 Plan must be exercised no more than three months less one day after the termination of employment of the optionholder, except that in the case of death or disability, options may be exercised for up to one year after termination. The Board of Directors may require an optionholder to forfeit unexercised options if the Board of Directors determines that an optionholder has engaged in certain behavior detrimental to the interests of the Company. The Company does not intend to issue any additional options under the 1992 Plan, but options under the 1992 Plan that are forfeited will become available for grant under the Omnibus Plan.

  401(k) Plan. In October 1994, the Company adopted a retirement savings and investment plan (the "401(k) Plan") covering all employees that have been employed by the Company for three months or more. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,240 in 1994 and 1995) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) Plan. The Company has not made any contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

                             CERTAIN TRANSACTIONS

  Nicholson Associates, Inc., a predecessor to the Company, was founded in June 1990 by James E. Nicholson, a director and officer of the Company. Mr. Nicholson originally acquired 1,000 shares of the Common Stock of Nicholson Associates, Inc. for $660 in the aggregate, which subsequent to payment of a stock dividend declared in October 1991 was increased to 6,600 shares. Mr. Barrile, the Executive Vice President and Chief Financial Officer of the Company, joined Nicholson Associates, Inc. in October 1991 and thereupon acquired 2,000 shares of its Common Stock for $19,380. The number of shares and dollar amounts set forth in this paragraph, unlike those set forth in the subsequent paragraphs, have not been adjusted to reflect the reverse stock split to be effected by the Company immediately prior to the Effective Date.

  The Company was formed in September 1991 by Messrs. Nicholson and Barrile. They were also joined by Rickey D. Hart, the Vice President of Advanced Projects of the Company. At inception, Mr. Nicholson purchased 2,267 shares of the Company's Common Stock for $510, and Mr. Hart purchased 667 shares of the Company's Common Stock for $150, plus the assignment by Messrs. Nicholson and Hart to the Company of all of their right, title and interest in certain laparoscopic inventions and patent rights. The value of the rights of Messrs. Nicholson and Hart which were assigned to the Company were estimated to equal $39,015 and $11,475, respectively. In addition, in October 1991, Mr. Barrile purchased 889 shares of the Company's Common Stock for $19,380.

  In May 1992, Nicholson Associates, Inc. was merged with and into the Company. Immediately after the merger, Messrs. Nicholson, Barrile and Hart held 5,200 shares, 1,778 shares and 667 shares of Common Stock of the Company, respectively, which subsequent to a stock split and stock dividend thereafter, was increased to holdings of 520,000 shares, 177,800 shares and 66,700 shares of Common Stock of the Company, respectively. Also in May 1992, the Company granted an additional option to Mr. Hart for 53,333 shares at an exercise price of $5.625 per share. In March 1994, Mr. Hart's option was repriced at $1.69 per share. In May 1992, the Company also effected a private placement of 232,000 shares of its Common Stock for $5.625 per share, which included the sale to Mr. Nicholson of 88,889 shares of the Company's Common Stock for an aggregate purchase price of $500,000. Mr. Nicholson subsequently acquired an additional 96,516 shares of Common Stock for an aggregate purchase price of $217,161 in March 1994.

  S. Richard Penni purchased 87,111 shares of the Company's Common Stock in May 1992 for an aggregate purchase price of $350,000. He acquired an additional 26,667 shares of Common Stock in May 1992 for an aggregate purchase price of $150,000 and in March 1994 purchased 299,351 shares of Common Stock for an aggregate purchase price of $673,539. Mr. Penni was also a purchaser of 72,483 shares of Series A Preferred Stock in February 1994 for $269,092.

  Entities affiliated with InterWest Partners purchased 542,222 shares of Series A Preferred Stock in February 1994 for an aggregate purchase price of $2,012,998. InterWest Partners subsequently purchased 133,504 shares of Series B Preferred Stock in October 1995 for an aggregate purchase price of $642,824.

  New Enterprise Associates VI, Limited Partnership purchased 538,720 shares of Series A Preferred Stock in February 1994 for an aggregate purchase price of $2,000,000 and subsequently purchased 132,642 shares of Series B Preferred Stock in October 1995 for an aggregate purchase price of $638,672.

  Entities associated with Delphi Ventures II, L.P. purchased 471,380 shares of Series A Preferred Stock in February 1994 for an aggregate purchase price of $1,750,000 and purchased 116,062 shares of Series B Preferred Stock in October 1995 for an aggregate purchase price of $558,840.

  Six C's Investment Corporation, which is controlled by Joseph A. Ciffolillo, a director of the Company, purchased 53,872 shares of Series A Preferred Stock in February 1994 for an aggregate purchase price of $200,000.

  Collagen Corporation, which is party to a Research and Development Agreement, a Manufacturing and Supply Agreement and a Distribution Agreement with the Company (collectively, the "Collagen Agreements"), purchased 13,199 shares of Series A Preferred Stock in November 1995 for an aggregate purchase price of $63,552 and 830,737 shares of Series B Preferred Stock from the Company in October 1995 for an aggregate purchase price of $4,000,000. To date, the Company has expended approximately $465,000 pursuant to the Collagen Agreements. Collagen Corporation has the right to designate one member of the Company's Board of Directors so long as it holds at least five percent of the Company's outstanding Common Stock on a fully-diluted basis. Mr. Palefsky, Collagen Corporation's Chief Executive Officer, currently serves as Collagen Corporation's designee on the Company's Board of Directors.

  Richard D. Randall, the President and Chief Executive Officer of the Company, purchased 10,384 shares of the Company's Series B Preferred Stock for an aggregate purchase price of $50,001 in January 1996.

  The Company has recently adopted a policy whereby all future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors. No such transactions are currently being considered.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of March 31, 1996, by: (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law:

                            SHARES BENEFICIALLY     SHARES TO BE BENEFICIALLY
                                OWNED PRIOR                OWNED AFTER
                                TO OFFERING               OFFERING (1)
                            ----------------------- -----------------------------
5% STOCKHOLDERS               NUMBER     PERCENT       NUMBER         PERCENT
- ---------------             ------------ ---------- --------------- -------------
Collagen Corporation.......      843,936     15.7%          843,936        11.6%
 2500 Faber Place, Palo
 Alto, CA 94303
Entities affiliated with
 InterWest Partners (2)....      675,727     12.6           675,727         9.3
 3000 Sand Hill Road,
 Building 3, Suite 255
 Menlo Park, CA 94025
New Enterprise Associates
 VI, Limited Partnership...      671,363     12.5           671,363         9.2
 2490 Sand Hill Road, Menlo
 Park, CA 94025
Delphi Ventures II,
 L.P. (3)..................      587,443     11.0           587,443         8.1
 3000 Sand Hill Road,
 Building 1, Suite 135
 Menlo Park, CA 94025
S. Richard Penni...........      485,612      9.1           485,612         6.7
 100 Hancock Street, N.
 Quincy, MA 02171
EXECUTIVE OFFICERS AND
DIRECTORS
- ----------------------
Richard D. Randall (4).....      153,051      2.8           153,051         2.1
James E. Nicholson.........      444,351      8.3           444,351         6.1
James V. Barrile...........      177,778      3.3           177,778         2.4
Joseph A. Ciffolillo (5)...       62,760      1.2            62,760           *
Thomas C. McConnell (6)....      671,363     12.5           671,363         9.2
Robert R. Momsen (7).......      675,727     12.6           675,727         9.3
Howard D. Palefsky (8).....      843,936     15.7           843,936        11.6
All executive officers and
 directors as a group
 (13 persons) (9)..........    3,189,257     56.9         3,189,257        42.5

- --------
 * Less than 1.0% of the outstanding Common Stock.
(1) Assumes no exercise of the Underwriters' over-allotment option.

(2) Consists of 671,363 shares held by InterWest Partners V, L.P. ("IWP") and 4,364 shares held by InterWest Investors V ("IWI").
(3) Consists of 584,452 shares held by Delphi Ventures II, L.P. and 2,991 shares held by Delphi Investments II, L.P.
(4) Includes 142,667 shares which Mr. Randall may acquire within 60 days of March 31, 1996 by exercise of options.

(5) Consists of 53,872 shares held by an investment company of which Mr. Ciffolillo is the president and 8,888 shares which Mr. Ciffolillo may acquire within 60 days of March 31, 1996 by exercise of options. Mr. Ciffolillo may be deemed to share voting and investment power with respect to the shares held by the investment company. He disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein.
(6) Consists of 671,363 shares held by New Enterprise Associates VI, Limited Partnership with respect to which Mr. McConnell may be deemed to share voting and investment power by virtue of his status as a general partner of NEA Partners VI, Limited Partnership, the general partner of New Enterprises Associates VI, Limited Partnership. Mr. McConnell disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.
(7) Consists of 671,363 shares held by IWP and 4,364 shares held by IWI. Mr. Momsen is a general partner of InterWest Management Partners V, L.P., the general partner of IWP, and a general partner of IWI and accordingly may be deemed to share voting and investment power with respect to these shares. Mr. Momsen disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.
(8) Consists of shares held by Collagen Corporation. Mr. Palefsky is President and Chief Executive Officer of Collagen Corporation and, accordingly may be deemed to share voting and investment power with respect to such shares. Mr. Palefsky disclaims beneficial ownership of these shares.
(9) Includes 2,244,898 shares beneficially owned by entities affiliated with Messrs. Ciffolillo, McConnell, Momsen and Palefsky, for which they disclaim beneficial ownership except to the extent of their proportionate interest therein. Also includes 244,886 shares which the executive officers and directors may acquire within 60 days of March 31, 1996 by exercise of options.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the filing of the Third Restated Articles of Organization (the "Restated Articles") upon the closing of this offering, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, $.0001 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), which may be issued in one or more series.

COMMON STOCK

  As of March 31, 1996, there were 5,359,741 shares of Common Stock outstanding and held of record by 65 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 1,900,000 shares of Common Stock offered by the Company hereby, assuming no exercise of outstanding stock options and warrants, there will be 7,259,741 shares of Common Stock outstanding upon the closing of this offering.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

  Upon filing of the Restated Articles, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one of more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Potential Adverse Effects of Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND RESTATED BY-LAWS; ANTI-TAKEOVER EFFECTS

  Following this offering, the Company expects that it will have more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the Company. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder.

  Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Company's Amended and Restated By-Laws (the "Restated By-Laws") contain provisions which give effect to Section 50A. See "Management--Executive Officers and Directors."

  The Restated By-Laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's Restated By-Laws at any time to subject the Company to this statute prospectively.

  The Restated By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company at least 20 days prior to the scheduled meeting. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made and any other stockholder known to be supporting the proposal. The Restated By-Laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 40% of the voting power of the Company.

  The Second Restated Articles provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Second Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

  The Third Restated Articles will provide that the sale, lease or exchange of all or substantially all of the Company's property and assets, or the merger or consolidation of the Company into or with any other corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors then in office and the requirements of any other applicable provisions of the Restated Articles have been met.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston EquiServe Limited Partnership, Boston, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of this offering, the Company will have an aggregate of 7,259,741 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. Of these shares, the 1,900,000 shares sold in this offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 5,359,741 shares of Common Stock (the "Restricted Shares") held by existing stockholders were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are thus treated as "restricted" securities under Rule 144. As of the Effective Date, approximately 220,433 of the Restricted Shares are eligible for sale in the public market in reliance on Rule 144(k) under the Securities Act; all of these shares, however, are subject to the lock-up arrangements described below (the "Lock-up Arrangements"). Beginning 90 days after the Effective Date, approximately 3,408,939 additional Restricted Shares will become eligible for sale in the public market, pursuant to Rule 144 and Rule 701 under the Securities Act; 3,404,495 of these shares, however, are subject to the Lock-up Arrangements. Beginning 180 days after the Effective Date, upon the expiration of the Lock-up Arrangements, approximately 3,624,928 shares in the aggregate will become eligible for sale in the public market, subject to the provisions of Rule 144 and Rule 701. In addition, holders of approximately 3,543,819 shares of Common Stock have the right, as described below, to require the Company in certain circumstances to register such shares for sale under the Securities Act. The Securities and Exchange Commission (the "Commission") has proposed an amendment to Rule 144 which would reduce the holding period from two years to one year for shares subject to Rule 144 to become eligible for sale in the public market. If this proposal were adopted, an additional 1,441,052 shares would become eligible for sale to the public 180 days after the Effective Date.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 72,597 shares immediately after this offering) or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  Any employee, officer or director of or consultant to the Company who purchased shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Effective Date.

OPTIONS

  As of March 31, 1996, options to purchase a total of 679,537 shares of Common Stock were outstanding, of which options to purchase 203,467 shares were then exercisable; 538,220 shares issuable pursuant to stock options are subject to the Lock-up Arrangements.

  Approximately 90 days after the Effective Date, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock previously issued or issuable under the 1992 Plan, the Omnibus Plan, the Director Plan and the Stock Purchase Plan (collectively, the "Stock Plans"). See "Management--Stock Plans." Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and to the Lock-up Arrangements, if applicable.

  Prior to this offering, there has not been any public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

LOCK-UP ARRANGEMENTS

  All directors, officers and certain other stockholders, who hold in the aggregate 5,327,591 shares of Common Stock and options to purchase 538,220 shares of Common Stock, have agreed that they will not, without the prior written consent of the Representatives, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the Effective Date. The Representatives have no present intention of releasing any shares from the Lock-up Arrangements.

REGISTRATION RIGHTS

  Commencing six months after completion of this offering, holders of 3,543,819 shares (the "Registrable Shares") of Common Stock are entitled to certain rights with respect to the registration of their shares under the Securities Act. Subject to certain limitations, the holders of 40% of the Registrable Shares will be entitled, on not more than three occasions, to require the Company, at the Company's expense, to register their Registrable Shares (a "demand registration"). If the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to include in such registration all of the Registrable Shares and 1,584,104 additional shares held by certain stockholders, if requested to be included by such holders (a "piggyback registration"). The holders do not have the right to include their Registrable Shares in this offering. In addition to the demand and piggy-back registrations, holders of the Registrable Shares may, subject to certain restrictions, require the Company to file an unlimited number of registration statements on Form S-3 under the Securities Act once the Company becomes eligible to use Form S-3.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Piper Jaffray Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      NUMBER OF
       UNDERWRITER                                                     SHARES
       -----------                                                    ---------
Alex. Brown & Sons Incorporated......................................
Piper Jaffray Inc. ..................................................
                                                                      ---------
  Total.............................................................. 1,900,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 285,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 1,900,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,900,000 shares are being offered.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the Effective Date is a part without the prior written consent of the Representatives, except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock option plans and upon the exercise of outstanding options. The Company's officers, directors and certain other stockholders, who upon the closing of this offering will hold in the aggregate 5,327,591 shares of Common Stock and options to purchase 538,220 shares of Common Stock, have agreed that they will not, without the prior written consent of Alex. Brown & Sons Incorporated, offer to sell, sell or otherwise dispose of shares of Common Stock or any securities convertible or exchangeable therefor for a period of 180 days after the Effective Date. The Representatives have no present intention of releasing any shares from the Lock-up Arrangements. See "Shares Eligible for Future Sale."

  As of the date of this Prospectus, entities affiliated with Piper Jaffray Inc. beneficially owned 167,840 shares of Common Stock of the Company, 33,160 shares of which were purchased on October 17, 1995 for an aggregate purchase price of $159,688.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject any order for the purchase of shares in whole or in part.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. The material factors expected to be considered in such negotiations are prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and consideration of the above factors in relation to market valuation of companies in related businesses. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Choate, Hall & Stewart, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The statements in this Prospectus under the captions "Risk Factors--Reliance on Patents and Proprietary Technology" and "Business--Patents and Proprietary Technology" have been reviewed and approved by Pandiscio & Pandiscio, P.C., patent counsel for the Company, as experts in such matters in relation to the Company's laparoscopic scissors, knot pusher and suture grasper, and by Choate, Hall & Stewart, patent counsel for the Company, as experts in such matters in relation to the Company's tissue fixation products, and are included herein in reliance upon such review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Although statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit to the Registration Statement set forth all material elements of such documents, such statements are not necessarily complete. Reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement, although setting forth all material elements of such documents, being qualified by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at certain of its Regional Offices located at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Chicago, IL 60661. Copies of all or any part thereof may be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, Washington, DC 20549 upon payment of the prescribed fees.

  The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                           INNOVASIVE DEVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Balance Sheet at December 31, 1994 and 1995, and March 31, 1996
 (unaudited)............................................................. F-3
Statement of Operations for the three years ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 (unaudited).......... F-4
Statement of Stockholders' Equity (Deficit) for the three years ended
 December 31, 1995 and for the three months ended March 31, 1996
 (unaudited)............................................................. F-5
Statement of Cash Flows for the three years ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 (unaudited).......... F-6
Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Innovasive Devices, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Innovasive Devices, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Boston, Massachusetts

May 7, 1996

                            INNOVASIVE DEVICES, INC.

                                 BALANCE SHEET

                                 DECEMBER 31,                       PRO FORMA
                           -------------------------   MARCH 31,    MARCH 31,
                              1994          1995         1996         1996
                           -----------  ------------  -----------  -----------
                                                                    (NOTE 6)
                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash
   equivalents............ $ 2,051,413  $  5,052,074  $ 4,968,640  $ 4,968,640
  Accounts receivable, net
   of allowance for
   doubtful accounts of
   $7,777 and $50,009 at
   December 31, 1994 and
   1995, respectively, and
   $53,509 at March 31,
   1996...................      70,637       283,250      370,669      370,669
  Inventories.............     337,990       404,602      508,835      508,835
  Prepaid expenses........      33,388        47,622       12,798       12,798
                           -----------  ------------  -----------  -----------
    Total current assets..   2,493,428     5,787,548    5,860,942    5,860,942
Fixed assets, net.........     592,659       599,076      607,878      607,878
Other assets, net.........      13,269        12,294       18,454       18,454
                           -----------  ------------  -----------  -----------
                           $ 3,099,356  $  6,398,918  $ 6,487,274  $ 6,487,274
                           ===========  ============  ===========  ===========
LIABILITIES, REDEEMABLE
 PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts payable........ $   254,236  $    459,084  $   393,119  $   393,119
  Accounts payable to
   related party..........         --        264,708      351,644      351,644
  Accrued expenses........     123,591       206,461      486,688      486,688
  Note payable............     464,286           --           --           --
  Accrued interest........      23,214           --           --           --
                           -----------  ------------  -----------  -----------
    Total current
     liabilities..........     865,327       930,253    1,231,451    1,231,451
                           -----------  ------------  -----------  -----------
Mandatorily redeemable
 convertible preferred
 stock....................   6,993,051    13,970,031   14,900,584          --
                           -----------  ------------  -----------  -----------
Stockholders' equity
 (deficit):
  Preferred stock, $.01
   par value; 1,000,000
   shares authorized; no
   shares issued and
   outstanding............         --            --           --           --
  Common stock, $.0001 par
   value;
   shares authorized:
   15,000,000;
   shares issued:
   1,815,922 at
   December 31, 1994 and
   1995, 1,820,366 at
   March 31, 1996;
   shares outstanding:
   1,811,478 at December
   31, 1994 and 1995,
   1,815,922 at March 31,
   1996; 5,359,741 shares
   outstanding pro forma..         182           182          182          536
  Additional paid-in
   capital................   3,459,212     3,459,212    3,466,712   18,366,942
  Accumulated deficit.....  (8,193,416)  (11,935,760) (13,086,655) (13,086,655)
                           -----------  ------------  -----------  -----------
                            (4,734,022)   (8,476,366)  (9,619,761)   5,280,823
  Less--cost of 4,444
   shares of common stock
   held in treasury.......     (25,000)      (25,000)     (25,000)     (25,000)
                           -----------  ------------  -----------  -----------
    Total stockholders'
     equity (deficit).....  (4,759,022)   (8,501,366)  (9,644,761)   5,255,823
Commitments (Note 11).....
                           -----------  ------------  -----------  -----------
                           $ 3,099,356  $  6,398,918  $ 6,487,274  $ 6,487,274
                           ===========  ============  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                            INNOVASIVE DEVICES, INC.

                            STATEMENT OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------  ----------------------
                             1993         1994         1995        1995        1996
                          -----------  -----------  -----------  ---------  -----------
                                                                      (UNAUDITED)
Net sales...............  $   126,065  $   244,366  $ 1,233,984  $ 166,102  $   802,370
Cost of sales...........      262,628      464,832      999,914    187,287      337,964
                          -----------  -----------  -----------  ---------  -----------
  Gross profit (loss)...     (136,563)    (220,466)     234,070    (21,185)     464,406
                          -----------  -----------  -----------  ---------  -----------
Selling, general and
 administrative
 expenses...............      914,393    1,533,362    2,434,848    492,528    1,090,776
Research and
 development............      922,356    1,172,305    1,332,373    330,642      382,469
Research and
 development--related
 party..................          --           --       264,708        --       199,938
                          -----------  -----------  -----------  ---------  -----------
  Loss from operations..   (1,973,312)  (2,926,133)  (3,797,859)  (844,355)  (1,208,777)
Interest income.........        3,075      125,277       84,109     18,600       62,546
Interest expense........     (241,147)     (90,987)     (20,384)       --          (631)
                          -----------  -----------  -----------  ---------  -----------
  Net loss..............  $(2,211,384) $(2,891,843) $(3,734,134) $(825,755) $(1,146,862)
                          ===========  ===========  ===========  =========  ===========
Unaudited pro forma net
 loss per share assuming
 conversion of
 convertible preferred
 stock
 (Note 6):
  Net loss per share....                            $     (0.76) $   (0.17) $     (0.21)
                                                    ===========  =========  ===========
  Shares used in
   computing net loss
   per share............                              4,939,403  4,819,540    5,456,708
                                                    ===========  =========  ===========


    The accompanying notes are an integral part of the financial statements.

                            INNOVASIVE DEVICES, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                   STOCKHOLDERS' DEFICIT
                                                              -----------------------------------------------------------------
                        SERIES A              SERIES B
                       MANDATORILY           MANDATORILY
                       REDEEMABLE            REDEEMABLE
                       CONVERTIBLE           CONVERTIBLE
                     PREFERRED STOCK       PREFERRED STOCK      COMMON STOCK
                  --------------------- --------------------- ----------------
                                                                               ADDITIONAL                             TOTAL
                    NUMBER                NUMBER                NUMBER    PAR   PAID-IN   ACCUMULATED   TREASURY  STOCKHOLDERS'
                  OF SHARES    AMOUNT   OF SHARES    AMOUNT   OF SHARES  VALUE  CAPITAL     DEFICIT      STOCK       DEFICIT
                  ---------- ---------- ---------- ---------- ---------- ----- ---------- ------------  --------  -------------
Balance at
 December 31,
 1992...........         --  $      --         --  $      --   1,120,890 $112  $1,895,458 $ (3,084,969) $    --    $(1,189,399)
Repurchase of
 common stock
 held in
 treasury.......                                                                                         (25,000)      (25,000)
Net loss........                                                                            (2,211,384)             (2,211,384)
                  ---------- ---------- ---------- ---------- ---------- ----  ---------- ------------  --------   -----------
Balance at
 December 31,
 1993...........         --         --         --         --   1,120,890  112   1,895,458   (5,296,353)  (25,000)   (3,425,783)
Issuance of
 Series A
 mandatorily
 redeemable
 convertible
 preferred
 stock, net of
 issuance costs
 of $41,727
 (Note 6).......   3,656,364  5,991,273
Issuance of
 Series A
 mandatorily
 redeemable
 convertible
 preferred stock
 upon conversion
 of convertible
 notes payable
 (Note 6).......   603,973    996,558
Issuance of
 common stock
 upon conversion
 of convertible
 notes payable
 (Note 6).......                                                 695,032   70   1,563,754                            1,563,824
Accretion of
 Series A
 mandatorily
 redeemable
 convertible
 preferred stock
 to redemption
 value related
 to stock
 issuance costs.                  5,220                                                         (5,220)                 (5,220)
Net loss........                                                                            (2,891,843)             (2,891,843)
                  ---------- ---------- ---------- ---------- ---------- ----  ---------- ------------  --------   -----------
Balance at
 December 31,
 1994...........   4,260,337  6,993,051        --         --   1,815,922  182   3,459,212   (8,193,416)  (25,000)   (4,759,022)
Issuance of
 Series B
 mandatorily
 redeemable
 convertible
 preferred
 stock, net of
 issuance costs
 of $31,234
 (Note 6).......                         3,271,030  6,968,770
Accretion of
 Series A and
 Series B
 mandatorily
 redeemable
 convertible
 preferred stock
 to redemption
 value related
 to stock
 issuance costs.                  6,960                 1,250                                   (8,210)                 (8,210)
Net loss........                                                                            (3,734,134)             (3,734,134)
                  ---------- ---------- ---------- ---------- ---------- ----  ---------- ------------  --------   -----------
Balance at
 December 31,
 1995...........   4,260,337  7,000,011  3,271,030  6,970,020  1,815,922  182   3,459,212  (11,935,760)  (25,000)   (8,501,366)
Issuance of
 Series B
 mandatorily
 redeemable
 convertible
 preferred
 stock, net of
 issuance costs
 of $19,863
 (Note 6)
 (unaudited)....                           442,235    926,520
Accretion of
 Series A and
 Series B
 mandatorily
 redeemable
 convertible
 preferred stock
 to redemption
 value related
 to stock
 issuance costs
 (unaudited)....                  1,740                 2,293                                   (4,033)                 (4,033)
Issuance of
 common stock
 under stock
 option plan
 (unaudited)....                                                   4,444            7,500                                7,500
Net loss
 (unaudited)                                                                                (1,146,862)             (1,146,862)
                  ---------- ---------- ---------- ---------- ---------- ----  ---------- ------------  --------   -----------
Balance at March
 31, 1996
 (unaudited)....   4,260,337 $7,001,751  3,713,265 $7,898,833  1,820,366 $182  $3,466,712 $(13,086,655) $(25,000)  $(9,644,761)
                  ========== ========== ========== ========== ========== ====  ========== ============  ========   ===========

    The accompanying notes are an integral part of the financial statements.

                           INNOVASIVE DEVICES, INC.

                            STATEMENT OF CASH FLOWS

Increase (Decrease) in Cash and Cash Equivalents

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------  -----------------------
                             1993         1994         1995         1995        1996
                          -----------  -----------  -----------  ----------  -----------
                                                                      (UNAUDITED)
Cash flows from
 operating activities
 Net loss...............  $(2,211,384) $(2,891,843) $(3,734,134) $ (825,755) $(1,146,862)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used for) operating
  activities:
 Depreciation and
  amortization..........       64,926      137,313      202,078      50,374       74,024
 Changes in assets and
  liabilities:
  Accounts receivable...      (46,654)     (23,983)    (212,613)    (95,005)     (87,419)
  Inventories...........     (104,273)    (233,717)     (66,612)    (59,908)    (104,233)
  Prepaid expenses......       89,495      (18,285)     (14,234)      9,261       34,824
  Other assets..........       (7,394)      (4,850)         975       3,831       (6,160)
  Accounts payable......      261,407      (71,618)     204,848     112,396      (65,965)
  Accounts payable to
   related party........          --           --       264,708         --        86,936
  Accrued expenses......       (1,524)      89,999       82,870      60,240      280,227
  Accrued interest......      154,714      (24,618)     (23,214)    (23,214)         --
                          -----------  -----------  -----------  ----------  -----------
Net cash used for
 operating activities...   (1,800,687)  (3,041,602)  (3,295,328)   (767,780)    (934,628)
                          -----------  -----------  -----------  ----------  -----------
Cash flows from
 investing activities
 Purchases of fixed
  assets................     (341,065)    (329,043)    (208,495)    (65,745)     (82,826)
                          -----------  -----------  -----------  ----------  -----------
Cash flows from
 financing activities
 Proceeds from issuance
  of preferred stock,
  net of issuance costs.          --     5,991,273    5,968,770         --       926,520
 Principal payments on
  note payable..........     (401,067)    (863,298)    (464,286)   (464,286)         --
 Proceeds from issuance
  of convertible notes
  payable...............    2,453,500          --     1,000,000         --           --
 Proceeds from issuance
  of common stock.......          --           --           --          --         7,500
 Repurchase of common
  stock held in
  treasury..............      (25,000)         --           --          --           --
                          -----------  -----------  -----------  ----------  -----------
Net cash provided by
 (used for) financing
 activities.............    2,027,433    5,127,975    6,504,484    (464,286)     934,020
                          -----------  -----------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............     (114,319)   1,757,330    3,000,661  (1,297,811)     (83,434)
Cash and cash
 equivalents at
 beginning of period....      408,402      294,083    2,051,413   2,051,413    5,052,074
                          -----------  -----------  -----------  ----------  -----------
Cash and cash
 equivalents at end of
 period.................  $   294,083  $ 2,051,413  $ 5,052,074  $  753,602  $ 4,968,640
                          ===========  ===========  ===========  ==========  ===========
Supplemental disclosure
 of cash flow
 information
 Cash paid for interest.  $    88,335  $   111,702  $    43,598  $   23,214  $       631
                          ===========  ===========  ===========  ==========  ===========

Supplemental disclosure of non-cash financing activities:

  In connection with the issuance of Series A preferred stock in 1994, holders of convertible notes payable totalling $2,453,500 plus accrued interest of $106,882 accepted 603,973 shares of Series A preferred stock and 695,032 shares of common stock as consideration for full payment of these obligations.

  In connection with the issuance of Series B preferred stock in 1995, holders of convertible notes payable totalling $1,000,000 accepted 467,290 shares of Series B preferred stock as consideration for full payment of these obligations.

   The accompanying notes are an integral part of the financial statements.

                           INNOVASIVE DEVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company is engaged in the research, development, manufacture and distribution of medical devices focussed on less invasive, arthroscopic surgical repair, and restoration of traumatized or diseased tissue. The Company's products are sold to customers in the healthcare industry primarily in the U.S.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized upon shipment of product. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. Concentration of credit risk with respect to accounts receivable is limited due to the number of customers comprising the Company's customer base. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include funds on deposit in a money market account and funds on deposit in other deposit accounts.

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS No. 115, the Company has classified its investments as "available-for-sale" and any associated unrealized gains or losses, if material, are recorded as a separate component of equity until realized. Investments at December 31, 1995 are recorded at cost plus accrued interest, which approximates market.

 Inventories

  Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out method.

 Fixed Assets

  Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repair and maintenance costs are expensed as incurred.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the company's financial statements or tax returns. Deferred tax expense (benefit), represents the change in the net deferred tax asset or liability balance. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

 Unaudited Pro Forma Net Loss Per Share

  Pro forma net loss per share is determined by dividing the net loss attributable to common stockholders by the weighted average number of common stock and common stock equivalents outstanding during the period, assuming the conversion of all convertible preferred stock which will

                           INNOVASIVE DEVICES, INC.

occur upon the closing of a qualified public offering of the Company's common stock as described in Note 6.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin 83, common stock equivalents, although anti-dilutive, issued at prices below the offering price per share during the twelve months preceding the anticipated public offering of the Company's common stock have been included in the calculation of unaudited pro forma net loss per share using the treasury stock method as if outstanding since the beginning of each period presented.

  Historical net loss per share has not been presented as the mandatorily redeemable Series A convertible preferred stock would have been omitted from the weighted average shares outstanding as it is anti-dilutive and was issued more than twelve months prior to the anticipated public offering.

 Interim Financial Data (Unaudited)

  The interim financial data for the three months ended March 31, 1995 and 1996, included in the accompanying financial statements are unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

 New Accounting Pronouncements

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to adopt SFAS No. 123 in 1996 through disclosure only.

  Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The adoption of SFAS No. 121 in 1995 had no impact on the Company's financial position or results of operations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORIES

  Inventories consist of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1994     1995
                                                               -------- --------
   Raw materials.............................................. $198,370 $156,795
   Work-in-process............................................   63,052   68,333
   Finished goods.............................................   76,568  179,474
                                                               -------- --------
                                                               $337,990 $404,602
                                                               ======== ========

                           INNOVASIVE DEVICES, INC.

3. FIXED ASSETS

  Fixed assets consist of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                 USEFUL LIFE
                                                  IN YEARS     1994      1995
                                                 ----------- -------- ----------
   Furniture and fixtures......................      3-7     $216,564 $  255,289
   Machinery and equipment.....................        5      202,731    210,952
   Leasehold improvements......................        3       67,833     73,460
   Tooling.....................................      3-5      335,934    491,279
                                                             -------- ----------
                                                              823,062  1,030,980
   Less--Accumulated depreciation and amortiza-
    tion.......................................               230,403    431,904
                                                             -------- ----------
                                                             $592,659 $  599,076
                                                             ======== ==========

4. BORROWINGS

 Note Payable

  In connection with the termination of a development agreement in December 1992, the Company executed a note payable for $1,950,000, payable in semi-annual payments of $487,500, beginning June 30, 1993. As no stated interest rate exists on the note payable, interest was imputed at 10% per annum. The Company recorded a charge of $1,728,651 to research and development expense in 1992, representing the present value of the total consideration due. The Company made the final payment related to this liability in February 1995.

5. INCOME TAXES

  The provision (benefit) for income taxes was as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
   Deferred tax benefit
     Federal......................................... $  (956,075) $(1,204,346)
     State...........................................    (299,722)    (397,121)
                                                      -----------  -----------
   Total deferred....................................  (1,255,797)  (1,601,467)
   Tax asset valuation allowance.....................   1,255,797    1,601,467
                                                      -----------  -----------
                                                      $       --   $       --
                                                      ===========  ===========

  Prior to 1993, the Company elected to be taxed under Subchapter S provisions of the Internal Revenue Code. No provision has been made for federal or state income taxes in 1993 as the Company itself did not pay such income taxes. The shareholders, however, were required to report their respective shares of the Company's loss in their individual income tax returns and were liable for any related tax thereon. Effective January 1, 1994, the Company revoked its election to be taxed under Subchapter S provisions of the Internal Revenue Code.

  Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

                           INNOVASIVE DEVICES, INC.

Under SFAS 109, the benefit associated with future deductible temporary differences is recognized if it is more likely than not that a benefit will be realized. Based on historical evidence, the Company has recorded a valuation allowance that offsets all net deferred tax assets. Upon adoption of SFAS 109 on January 1, 1994, a full valuation allowance was established for the net deferred tax asset of $199,076. Principal components of the deferred tax assets and liabilities included on the balance sheet at December 31, 1994 and 1995 were as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................. $ 1,124,210  $ 2,499,077
     Inventory........................................     233,992      329,419
     Research and development tax credit..............      97,271      149,080
     Fixed assets.....................................         --        31,964
     Other items......................................       3,202       46,800
                                                       -----------  -----------
   Gross deferred tax assets..........................   1,458,675    3,056,340
   Deferred tax asset valuation allowance.............  (1,454,873)  (3,056,340)
                                                       -----------  -----------
   Net deferred tax assets............................       3,802          --
   Deferred tax liability:
     Fixed assets.....................................       3,802          --
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

  A reconciliation between the amount of reported tax benefit and the amount computed using the U.S. Federal Statutory rate of 35% for 1994 and 1995 follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
   Tax at statutory rate............................. $(1,012,145) $(1,306,947)
   State tax, net of federal benefit.................    (206,167)    (272,798)
   Research and development credit...................     (64,847)     (19,842)
   Other.............................................      27,362       (1,880)
                                                      -----------  -----------
                                                       (1,255,797)  (1,601,467)
   Increase in valuation allowance...................   1,255,797    1,601,467
                                                      -----------  -----------
                                                      $       --   $       --
                                                      ===========  ===========

  The Company has U.S. Federal operating loss carryforwards of approximately $6,070,000 and tax credit carryforwards of approximately $85,000. The operating loss and tax credit carryforwards expire in the years 2009 through 2010.

  Ownership changes, as defined in the Internal Revenue Code, including those resulting from the issuance of common stock in connection with the Company's planned initial public offering, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with Section 382 of the Internal Revenue Code.

                           INNOVASIVE DEVICES, INC.

6. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Mandatorily redeemable convertible preferred stock consists of:

                                                DECEMBER 31,
                                           ----------------------  MARCH 31,
                                              1994       1995        1996
                                           ---------- ----------- -----------
                                                                  (UNAUDITED)
   Redeemable preferred stock:
     Series A mandatorily redeemable con-
      vertible preferred stock, $1.65 per
      share liquidating preference and re-
      demption value; $.01 par value;
      4,260,337 issued and outstanding at
      December 31, 1994 and 1995 and March
      31, 1996; shares authorized:
      4,325,000 at December 31, 1994,
      4,260,337 at December 31, 1995 and
      March 31, 1996, net of issuance
      costs............................... $6,993,051 $ 7,000,011 $ 7,001,751
     Series B mandatorily redeemable con-
      vertible preferred stock, $2.14 per
      share liquidating preference and re-
      demption value; $.01 par value;
      3,738,318 shares authorized; shares
      issued and outstanding: 3,271,030
      and 3,713,265 shares at December 31,
      1995 and March 31, 1996, respective-
      ly, net of issuance costs, none at
      December 31, 1994...................        --    6,970,020   7,898,833
                                           ---------- ----------- -----------
   Total redeemable preferred stock....... $6,993,051 $13,970,031 $14,900,584
                                           ========== =========== ===========

  In February and March 1994, the Company issued 4,260,337 shares of Series A mandatorily redeemable convertible preferred stock ("Series A Preferred Stock") and 695,032 shares of common stock. Upon issuance of the preferred stock and the common stock, the Company received net proceeds of $5,991,273 and converted notes payable in the amount of $2,453,500, plus accrued interest of $106,882.

  In October 1995, the Company issued 3,271,030 shares of Series B mandatorily redeemable convertible preferred stock ("Series B Preferred Stock"). Upon issuance the Company received net proceeds of $5,968,772 and converted notes payable in the amount of $1,000,000 which was received August 1995 in the form of a bridge loan.

  Holders of Series A and Series B Preferred Stock are entitled to the following rights and privileges.

 Conversion

  Series A and Series B Preferred Stock is convertible into common stock at a conversion ratio of 2.25 shares of preferred stock for each share of common stock, at anytime at the option of the holder, subject to certain anti-dilution adjustments. All outstanding shares of preferred stock automatically convert into common stock upon the closing of an initial public offering of the Company's common stock that results in both certain specified minimum gross proceeds to the Company and a minimum per share offering price.

 Voting Rights

  Preferred stockholders are entitled to one vote for each share of common stock into which the preferred stock is convertible. An affirmative vote representing not less than 66% of the outstanding

                           INNOVASIVE DEVICES, INC.

preferred stock is required in the event of certain transactions or actions by the Company, as defined in the Articles of Incorporation.

 Dividends

  Preferred stockholders are entitled to receive dividends at a rate of $0.132 and $0.1712 for Series A and Series B, respectively, per share per annum, adjusted to reflect stock splits, stock dividends and recapitalizations. Such dividends are payable only when, as, and if declared by the Board of Directors and are noncumulative. No dividends on the Series A or Series B Preferred Stock have ever been declared by the Board of Directors.

 Liquidation Rights

  In the event of dissolution, liquidation or winding up of the Company, preferred stockholders have liquidation preference and are entitled to $1.65 and $2.14 for Series A and Series B, respectively, per share plus any declared but unpaid dividends.

 Redemption

  At the option of each individual preferred stockholder, the Company shall redeem up to one-third of the outstanding Series A and Series B preferred stock on December 31, 1999, 2000 and 2001, respectively, at a redemption price equal to $1.65 and $2.14 for Series A and Series B, respectively, per share plus any declared, but unpaid dividends.

 1996 Series B Preferred Stock Issuance

  In January 1996, the Company issued an additional 442,235 shares of Series B Preferred Stock, resulting in gross proceeds to the Company of $946,383.

 Unaudited Pro Forma Balance Sheet

  Upon the closing date of the Company's initial public offering, all of the outstanding shares of Series A and Series B Preferred Stock will automatically convert into 3,543,819 shares of common stock, exclusive of fractional shares. Such conversion has been reflected in the unaudited pro forma balance sheet as of March 31, 1996.

7. STOCKHOLDERS' EQUITY

 Stock Restrictions and Antidilution Provision

  Common stockholders have granted, first to other stockholders, then to the Company, the right of first refusal on the sale of common stock held. In the event of a security offering, as defined in the Stockholders Agreement, stockholders have the right to purchase such numbers of shares of the issued security or other securities which would permit the stockholder to maintain a constant pro-rata share of common stock outstanding, on a fully diluted basis. The above conditions terminate upon the occurrence of certain events, including an initial public offering as defined in the Stockholders' Agreement.

 Treasury Stock

  Common stock held in treasury represents the Company's repurchase of common stock at cost.

 Reverse Common Stock Split

  A 1-for-2.25 reverse stock split of the Company's common stock became effective on May 7, 1996. All shares of common stock, options and per share amounts included in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split for all years presented.

                           INNOVASIVE DEVICES, INC.

 Newly Authorized Preferred Stock

  On April 2, 1996, the Company's Board of Directors, with the approval of the stockholders on April 23, 1996, authorized 1,000,000 shares of $0.01 par value preferred stock. Preferred stock may be issued at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of the common stock.

8. STOCK PLAN

  During 1992, the Board of Directors adopted the 1992 Stock Option Plan (the "Plan"). Under the Plan, directors, officers, employees and certain other individuals may be awarded shares of common stock or granted options and rights to purchase up to 692,869 shares of common stock of the Company. Options granted may be either incentive stock options or non-qualified options.

  Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair market value per common share as determined by the Board of Directors on the date of such grant (not less than 110% of such value in the case of holders of 10% or more of the total combined voting power of all classes of the Company's stock). Non-qualified options may be granted to any employee, officer, director or consultant at an exercise price per share to be specified by the Board of Directors on the date of grant. Options granted under the Plan are exercisable over periods determined by the Board of Directors, not to exceed ten years from the date of grant. Generally, options granted under the Plan must be exercised no more than three months less one day after the termination of employment of the option holder, except that in the case of death or disability, options may be exercised for up to one year after termination.

  Shares acquired through the exercise of options are subject to certain transfer restrictions. In the event of termination of employment for cause within five years from the date of grant, the Company has the right to repurchase any shares acquired from the exercise of options at the option price. In the event of termination of employment without cause or in the case of voluntary terminations, the Company has the right, which terminates upon the closing of the Company's initial public offering, to repurchase any shares acquired from the exercise of options at fair market value. The repurchase right can be assigned to another party.

                           INNOVASIVE DEVICES, INC.

  Stock option activity is summarized as follows:

                                                           NUMBER OF   PRICE
                                                            SHARES   PER SHARE
                                                           --------- ----------
   Outstanding at December 31, 1993.......................   97,331  $     5.63
     Granted..............................................  425,643   1.69-5.63
     Canceled.............................................  (89,333)  1.69-5.63
     Exercised............................................      --          --
                                                            -------
   Outstanding at December 31, 1994.......................  433,641   1.69-5.63
     Granted..............................................   49,548        1.69
     Canceled.............................................   (4,311)       1.69
     Exercised............................................      --          --
                                                            -------
   Outstanding at December 31, 1995.......................  478,878   1.69-5.63
     Granted (unaudited)..................................  208,214        6.75
     Canceled (unaudited).................................   (3,111)       1.69
     Exercised (unaudited)................................   (4,444)       1.69
                                                            -------
   Outstanding at March 31, 1996 (unaudited)..............  679,537  $1.69-6.75
                                                            =======

  At December 31, 1995, options for 141,889 shares were exercisable and options to purchase 213,991 shares of common stock were available for future grant under the Plan. The Company has reserved 692,869 shares of common stock for issuance under the 1992 Stock Option Plan.

 1996 Stock Plans

  On April 2, 1996, the Board of Directors, with the approval of the stockholders on April 23, 1996, adopted the 1996 Omnibus Stock Plan (the "Omnibus Plan"), the 1996 Non-Employee Director Stock Option Plan (the "Director Plan") and the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"). All plans are administrated by the Compensation Committee of the Board of Directors. Generally, all options granted under the plans are not transferable. To date, no options have been granted under any of the plans.

  Under the terms of the Omnibus Plan, employees, directors and certain other individuals may be awarded incentive stock options, nonqualified stock options or restricted stock. The Omnibus Plan provides for the issuance of a maximum of 250,000 shares of Common Stock, plus such additional number of shares that become available due to the forfeiture of options granted under the 1992 Stock Option Plan. Incentive stock options must be granted at an exercise price equal to the fair market value of the stock on the date of grant and vest over a period not to exceed 10 years. Generally, incentive stock options expire 90 days following the termination of employment.

  The Director Plan provides for the grant of options for the purchase of up to 100,000 shares of Common Stock of the Company. Under the terms of the Director Plan, each non-employee director will receive an option to purchase 2,500 shares of common stock at each annual meeting of stockholders. In addition, each new non-employee director will receive upon his or her initial election an option to purchase 10,000 shares of Common Stock. All options granted under the plan will be at an exercise price equal to the fair market value of the stock on the date of grant and will vest evenly over a four year period. Generally, vested options terminate 180 days after the optionee ceases to serve as a director of the Company.

                           INNOVASIVE DEVICES, INC.

  An aggregate of 50,000 shares of Common Stock is reserved for issuance pursuant to the Stock Purchase Plan. Employees whose customary employment is in excess of 20 hours per week and five months per year and who own less than 5% of stock in the Company will be eligible to participate in the plan. Employees participating in the plan will have the opportunity to purchase common stock at a price equal to the lesser of 85% of the fair market value on the date the right was granted or 85% of the fair market value on the date the right was exercised.

9. RETIREMENT SAVINGS PLAN

  The Company provides an employee retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan") which covers substantially all employees. Under the terms of the Plan, employees may contribute a percentage of their salary, up to the greater of 15% or the statutory limit, which is then invested in one or more of several mutual funds selected by the employee. The Company may make contributions to the Plan at their discretion; no contributions have been made since inception of the Plan.

10. SIGNIFICANT CUSTOMERS AND GEOGRAPHIC INFORMATION

  For 1994 and 1995, approximately 27% and 13% of total sales, respectively, were attributable to one customer. For 1993, approximately 13%, 10% and 10% of total sales, respectively, were attributable to three customers. No other customer accounted for greater than 10% of total sales for 1993, 1994 and 1995.

  Export sales were 22% (all to Europe) and 15% (13% to Europe and 2% to other) of total sales for 1993 and 1995, respectively. The Company's export sales for 1994 accounted for less than 10% of total sales.

11. COMMITMENTS

 Related Party Transaction

  In October 1995, the Company entered into Research & Development, Distribution and Supply agreements (the "Agreements") with an investor of the Series B Preferred Stock (the "Collaborator"). Pursuant to the Agreements, the Company will fund up to $1,653,000 of research and development efforts performed by the Collaborator to develop certain products. In consideration for the funding provided, the Company will receive certain rights to market, sell and distribute certain products, subject to satisfying certain minimum sales requirements, resulting from such research and development efforts. The Agreements are cancelable upon the earlier of two years from the effective date of the Agreements or the expenditure of $1,200,000 on the initial research project. Total research and development expense incurred under the Agreements was $264,708 for 1995.

                           INNOVASIVE DEVICES, INC.

 Facility Lease

  The Company leases office and production facilities under two noncancellable operating leases, which expire on March 31, 1996 and June 1, 1997, respectively. In March 1996, the Company entered into a non-cancelable operating lease which expires on May 31, 2002 ("new facility lease") for office and production facilities to replace the current facilities. As of December 31, 1995, the future minimum lease commitments under all the noncancellable leases, including the new facility lease, are approximately as follows:

   1996.............................................................. $  138,000
   1997..............................................................    163,000
   1998..............................................................    182,000
   1999..............................................................    209,000
   2000..............................................................    215,000
   Thereafter........................................................    304,000
                                                                      ----------
                                                                      $1,211,000
                                                                      ==========

  Total rent expense was approximately $65,000, $92,000 and $110,000 for 1993, 1994 and 1995, respectively.

ROC suture fastener            [Picture of ROC suture fastener with disposable
with disposable                cartridge and delivery handle, along with
cartridge, delivery            separate drill guide.]
handle and drill
guide.


ROC in short format            [Picture of ROC suture fasteners in both short
(used in open surgery)         and long formats.]
and long format (used
in arthroscopic
surgery).


ROC suture fastener            [Picture of ROC suture fastener attached to
cartridge, pre- and            delivery cartridge and detached from the
post-deployment.               cartridge.]


Three models of suture         [Picture of three models of suture graspers with
graspers with varying          tips at varying angles.]
tip geometry.


The needle end of              [Close-up of end of suture grasper, showing hole
suture grasper is              in the end of the instrument.]
designed to pass
through tissue.


A snare extended from          [Picture of snare extended from the end of the
the end of the suture          suture grasper attached to loop of suture.]
grasper to capture the
suture and pull it
back through the
tissue.


Knot pusher                    [Picture of knot pusher attached to loop of
arthroscopically               suture.]
advances and tightens
the knot to the top of
the tissue.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   15
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   23
Management................................................................   38
Certain Transactions......................................................   45
Principal Stockholders....................................................   47
Description of Capital Stock..............................................   48
Shares Eligible for Future Sale...........................................   50
Underwriting..............................................................   52
Legal Matters.............................................................   53
Experts...................................................................   53
Additional Information....................................................   54
Index to Financial Statements.............................................  F-1

                                 ------------

 UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUB-SCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               1,900,000 Shares

                                    [logo]

                           INNOVASIVE DEVICES, INC.

                                 Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                              Alex. Brown & Sons
                                 INCORPORATED

                              Piper Jaffray Inc.

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offer hereby are as follows:

      SEC registration fee............................................ $ 12,069
      NASD filing fee.................................................    4,000
      Nasdaq National Market listing fee..............................   35,650
      Printing and engraving expenses.................................  100,000
      Legal fees and expenses.........................................  250,000
      Accounting fees and expenses....................................  150,000
      Blue Sky fees and expenses (including legal fees)...............   25,000
      Transfer agent and registrar fees and expenses..................   10,000
      Miscellaneous...................................................   13,281
                                                                       --------
        Total......................................................... $600,000
                                                                       ========

  The Registrant will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Second Restated Articles of Organization, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article 6 of the Registrant's Second Restated Articles of Organization indemnifies directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers, by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization or by reason of their serving at the request of the Registrant in any capacity with respect to any employee benefit plan. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, in the case of an employee benefit plan, in the best interest of the participants or beneficiaries of such plan. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Article 6 of the Registrant's Second Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

  Section 8(b) of the Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify the Company, directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  The Company will obtain directors and officers liability insurance for the benefit of its directors and certain of its officers prior to the effectiveness of this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act. All share amounts and prices have been adjusted to reflect the 1-for-2.25 reverse split of the Company's Common Stock.

  (1) On February 4, 1994, the Company sold 1,893,483 shares of the Company's Series A Preferred Stock, $.01 par value, to 14 investors at a price of $3.71 per share.

  (2) In March 1994, 695,032 shares of the Company's Common Stock were issued to 11 investors upon the conversion of $1,563,824 of principal and accrued interest on previously issued Convertible Notes.

  (3) On October 17, 1995 the Company sold 1,453,791 shares of the Company's Series B Preferred Stock, $.01 par value, to eight purchasers at a price of $4.82 per share. On January 31, 1996 the Company sold 196,545 shares of the Company's Series B Preferred Stock, $.01 par value, to 27 purchasers at a price of $4.82 per share.

  (4) Since the Company's 1992 Stock Option Plan was formed in May 1992, 843,849 shares have been granted at option prices ranging from $1.69 to $9.60. Options to purchase 4,444 shares of Common Stock have been exercised to date.

  No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain options to purchase Common Stock, Rule 701 of the Securities Act. All of the purchasers of securities in the transactions described in paragraphs (1) through (3) above represented to the Company that they were accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and that their intentions were to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company or otherwise, to information about the Company. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (a) Exhibits:

   EXHIBIT
     NO.                               DESCRIPTION
   -------                             -----------
    *1.1   Form of Underwriting Agreement
    *3.1   Second Restated Articles of Organization
    *3.2   Articles of Amendment to Second Restated Articles of Organization,
           to be effective prior to the effectiveness of this offering
    *3.3   Third Restated Articles of Organization, to be effective upon the closing of this offering
    *3.4   Amended and Restated By-laws of the Registrant
     4.1   Specimen Certificate representing the Common Stock
    *4.2   Amended and Restated Rights Agreement dated as of October 17, 1995 by and among the Company, the Founders (as defined therein), the holders of the Series A Preferred Stock and the holders of the
           Series B Preferred Stock.
     4.3   Amendment to Amended and Restated Rights Agreement dated as of
           October 17, 1995 by and among the Company, the Founders (as defined therein), the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock

   EXHIBIT
     NO.                               DESCRIPTION
   -------                             -----------
     *4.4  Amended and Restated Stockholders' Voting Agreement dated as of
           October 17, 1995 by and among the Company, the Founders (as defined therein), the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock
      4.5  Amendment to Amended and Restated Stockholders' Voting Agreement
           dated as of October 17, 1995 by and among the Company, the founders
           (as defined therein), the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock
      5.1  Opinion of Choate, Hall & Stewart
     *9.1  James E. Nicholson Voting Trust dated February 22, 1994
     *9.2  Anthony J. May Voting Trust dated March 28, 1996
    *10.1  1992 MinVasive Stock Option Plan
    *10.2  1996 Omnibus Stock Option Plan
    *10.3  1996 Non-Employee Director Stock Option Plan
    *10.4  1996 Employee Stock Purchase Plan
    *10.5  Form of Standard Non-qualified Stock Option Agreement
    *10.6  Form of Standard Incentive Stock Option Agreement
    *10.7  Form of Standard Stock Option Agreement for Sales and Marketing
           Personnel
    *10.8  Form of Standard Stock Option Agreement for Sales and Marketing
           Personnel (with cliff vesting)
   *+10.9  Research and Development Agreement between the Registrant and
           Collagen Corporation dated October 17, 1995
   *+10.10 Distribution Agreement between the Registrant and Collagen
           Corporation dated October 17, 1995
    *10.11 Manufacturing and Supply Agreement between the Registrant and
           Collagen Corporation dated October 17, 1995
    *10.12 Lease dated March 12, 1996 between New Boston Wilmar Limited
           Partnership and the Registrant for 28,657 square feet of space at
           734 Forest Street, Marlborough, Massachusetts
    *10.13 Lease dated April 29, 1994 between Thomas B. O'Brien as Trustee of the Jelric Realty Trust u/d/t dated September 19, 1968 and the
           Registrant for 6,000 square feet of space at 100 South Street,
           Hopkinton, Massachusetts
    *11.1  Statement regarding Computation of Net Loss per Common Share
     24.1  Consent of Price Waterhouse LLP
     24.2  Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
    *24.3  Consent of Pandiscio & Pandiscio, P.C.
    *25.1  Power of Attorney (See page II-4)
     27.1  Financial Data Schedule

  (b) Financial Statement Schedules:

    Schedule II--Valuation and Qualifying Accounts and Reserves

  All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.
- --------

*Previously filed.
+Confidential Treatment requested as to certain portions

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes (1) to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-3368 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MARLBOROUGH, MASSACHUSETTS ON MAY 17, 1996.

                                          Innovasive Devices, Inc.

                                                /s/ Richard D. Randall
                                          By: _________________________________
                                              RICHARD D. RANDALLPRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-3368 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 17, 1996

              SIGNATURE                       TITLE(S)

                                        President, Chief
     /s/ Richard D. Randall              Executive Officer
- -------------------------------------    and Director
         RICHARD D. RANDALL              (Principal
                                         Executive Officer)

                                        Executive Vice
      /s/ James V. Barrile               President of
- -------------------------------------    Finance, Chief
          JAMES V. BARRILE               Financial Officer
                                         and Treasurer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                                        Director
               *
- -------------------------------------
         JAMES E. NICHOLSON

                                        Director
               *
- -------------------------------------
        JOSEPH A. CIFFOLILLO

                                        Director
               *
- -------------------------------------
         THOMAS C. MCCONNELL

                                        Director
               *
- -------------------------------------
          ROBERT R. MOMSEN

                                        Director
               *
- -------------------------------------

         HOWARD D. PALEFSKY

     /s/ Richard D. Randall

*By: ___________________________

 RICHARD D. RANDALL, ASATTORNEY-IN-
     FACT FOR EACH OFTHE PERSONS
           INDICATED

                                                                    SCHEDULE II

                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                      CHARGED
                          BALANCE AT  TO COSTS CHARGED TO    DEDUCTIONS BALANCE AT
                         BEGINNING OF   AND      OTHER          AND       END OF
      DESCRIPTION           PERIOD    EXPENSES  ACCOUNTS     WRITE-OFFS   PERIOD
      -----------        ------------ -------- ----------    ---------- ----------
Allowance for doubtful
 accounts
  Year ended December
   31, 1993.............         --   $  8,500        --           --   $    8,500
  Year ended December
   31,1994..............  $    8,500                          $   (723)      7,777
  Year ended December
   31, 1995.............       7,777    50,500                  (8,268)     50,009
Inventory obsolescence
 reserve
  Year ended December
   31, 1993.............         --    175,000        --           --      175,000
  Year ended December
   31,1994..............     175,000    81,463        --       (16,035)    240,428
  Year ended December
   31, 1995.............     240,428   232,983        --       (84,260)    389,151
Deferred Tax assets
 valuation allowance
  Year ended December
   31, 1994.............         --        --  $1,454,873(1)       --    1,454,873
  Year ended December
   31, 1995.............   1,454,873            1,601,467          --    3,056,340

- --------
(1) Includes $199,076 recorded as of January 1, 1994 upon adoption of Statement of Financial Accounting Standards No. 109.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   *1.1  Form of Underwriting Agreement
   *3.1  Second Restated Articles of Organization
   *3.2  Articles of Amendment to Second Restated Articles of
         Organization, to be effective prior to the effectiveness of this offering
   *3.3  Third Restated Articles of Organization, to be effective upon the closing of this offering
   *3.4  Amended and Restated By-laws of the Registrant
    4.1  Specimen Certificate representing the Common Stock
   *4.2  Amended and Restated Rights Agreement dated as of October 17,
         1995 by and among the Company, the Founders (as defined
         therein), the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock.
    4.3  Amendment to Amended and Restated Rights Agreement dated as of
         October 17, 1995 by and among the Company, the Founders (as defined therein), the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock
   *4.4  Amended and Restated Stockholders' Voting Agreement dated as of
         October 17, 1995 by and among the Company, the Founders (as defined therein), the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock
    4.5  Amendment to Amended and Restated Stockholders' Voting
         Agreement dated as of October 17, 1995 by and among the
         Company, the founders (as defined therein), the holders of the
         Series A Preferred Stock and the holders of the Series B
         Preferred Stock
    5.1  Opinion of Choate, Hall & Stewart
   *9.1  James E. Nicholson Voting Trust dated February 22, 1994
   *9.2  Anthony J. May Voting Trust dated March 28, 1996
  *10.1  1992 MinVasive Stock Option Plan
  *10.2  1996 Omnibus Stock Option Plan
  *10.3  1996 Non-Employee Director Stock Option Plan
  *10.4  1996 Employee Stock Purchase Plan
  *10.5  Form of Standard Non-qualified Stock Option Agreement
  *10.6  Form of Standard Incentive Stock Option Agreement
  *10.7  Form of Standard Stock Option Agreement for Sales and Marketing
         Personnel
  *10.8  Form of Standard Stock Option Agreement for Sales and Marketing
         Personnel (with cliff vesting)
 *+10.9  Research and Development Agreement between the Registrant and
         Collagen Corporation dated October 17, 1995
 *+10.10 Distribution Agreement between the Registrant and Collagen
         Corporation dated October 17, 1995
  *10.11 Manufacturing and Supply Agreement between the Registrant and
         Collagen Corporation dated October 17, 1995
  *10.12 Lease dated March 12, 1996 between New Boston Wilmar Limited
         Partnership and the Registrant for 28,657 square feet of space at 734 Forest Street, Marlborough, Massachusetts
  *10.13 Lease dated April 29, 1994 between Thomas B. O'Brien as Trustee of the Jelric Realty Trust u/d/t dated September 19, 1968 and the Registrant for 6,000 square feet of space at 100 South
         Street, Hopkinton, Massachusetts
  *11.1  Statement regarding Computation of Net Loss per Common Share
   24.1  Consent of Price Waterhouse LLP
   24.2  Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
  *24.3  Consent of Pandiscio & Pandiscio, P.C.
  *25.1  Power of Attorney (See page II-4)
   27.1  Financial Data Schedule

- --------

*Previously filed
+Confidential Treatment requested as to certain portions